Exhibit 10.6

EXECUTION VERSION

CREDIT AGREEMENT
dated as of April 8, 2019

among

TRADEWEB MARKETS LLC,
as Borrower,

The Lenders Party Hereto

and

CITIBANK, N.A.,
as Administrative Agent, Collateral Agent, Issuing Bank and Swing Line Lender

CITIGROUP GLOBAL MARKETS INC.,
JPMORGAN CHASE BANK, N.A.,

MORGAN STANLEY SENIOR FUNDING, INC.,
and
GOLDMAN SACHS BANK USA,
as Joint Lead Arrangers and Joint Bookrunners

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent

MORGAN STANLEY SENIOR FUNDING, INC.,
and
GOLDMAN SACHS BANK USA
as Documentation Agents

i

SCHEDULES:

Schedule 1.01	Consolidated EBITDA
Schedule 2.01	Commitments
Schedule 3.06	Disclosed Matters
Schedule 5.13	Post-Closing Covenants
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Investments
Schedule 9.01	Administrative Agent’s Office

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C	Form of United States Tax Compliance Certificate
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Perfection Certificate
Exhibit F	Form of Intercompany Note
Exhibit G	Form of Security Agreement
Exhibit H-1	Form of Pari Passu Intercreditor Agreement
Exhibit H-2	Form of Junior Lien Intercreditor Agreement
Exhibit I	Form of Letter of Credit Application

CREDIT AGREEMENT, dated as of April 8, 2019 (this “Agreement”), among TRADEWEB MARKETS LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party hereto, and CITIBANK, N.A., as Administrative Agent, Collateral Agent, Issuing Bank and Swing Line Lender.

The Borrower has requested that the Revolving Lenders extend credit in the form of Revolving Loans and the Issuing Banks issue Letters of Credit, in each case at any time and from time to time during the Revolving Availability Period in an initial principal amount not to exceed $500,000,000.  In addition, the Borrower may request that the Lenders or prospective Additional Lenders agree to provide Incremental Revolving Commitments pursuant to Section 2.18 from time to time on or after the Closing Date in an aggregate amount not to exceed $250,000,000.

The Lenders are willing to extend such credit to the Borrower, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower, on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.01                             Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR” means, when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary (determined as if references to the Borrower and its Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries or to such Converted Restricted Subsidiary and its Subsidiaries), as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquisition Holiday” shall have the meaning provided in Section 6.08.

“Additional Lenders” has the meaning assigned to such term in Section 2.18(b).

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning set forth in Section 9.01.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Agreement Currency” has the meaning assigned to such term by Section 9.17.

“Alternative Currency” means each of Euro, Sterling and each other currency (other than Dollars) that is approved in accordance with Section 1.08.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010, and other anti-corruption or anti-bribery laws and regulations applicable to the Borrower or its Subsidiaries from time to time.

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage, rounded to the ninth decimal place, of the aggregate Revolving Commitments represented by such Revolving Lender’s Revolving Commitment at such time.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments of Revolving Loans and LC Exposures that occur after such termination or expiration.

“Applicable Rate” means, a percentage per annum equal to (i) in the case of Eurocurrency Loans and Letter of Credit fees, 1.75%, and (ii) in the case of ABR Loans, 0.75%.

“Applicable Requirements” means, in respect of any Indebtedness, that such Indebtedness satisfies the following requirements:

(a)                                 other than customary “bridge” facilities, so long as the long-term Indebtedness into which such customary “bridge” facility is to be converted or exchanged satisfies the requirements of this clause (a) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges, (i) if such Indebtedness is secured on a pari passu basis with the Obligations, such Indebtedness does not mature prior to the Maturity Date and (ii) if such Indebtedness is unsecured or secured on a junior-lien basis to the Obligations, such Indebtedness does not mature prior to the date that is 91 days after the Maturity Date;

(b)                                 if such Indebtedness is secured by the Collateral, a Senior Representative acting on behalf of the holders of such Indebtedness has become party to an Intercreditor Agreement;

(c)                                  to the extent such Indebtedness is secured, it is not secured by any property or assets other than the Collateral (it being agreed that such Indebtedness shall not be required to be secured by all of the Collateral);

(d)                                 such Indebtedness shall not be guaranteed by any Person other than any Loan Party and shall not have any obligors other than any Loan Party; and

(e)                                  the covenants and events of defaults in the definitive documentation for such Indebtedness (excluding pricing, optional prepayment and optional redemption provisions) are (i) substantially identical to, or not materially less favorable (when taken as a whole) to the Borrower and its Restricted Subsidiaries than, those set forth in the Loan Documents or (ii) on customary terms for notes issuances at the time of incurrence, except, in each case, for covenants or events of default contained in such Indebtedness that are applicable only after the Maturity Date or that are also added to this Agreement for the benefit of the Lenders, which amendment shall only require the consent of the Borrower and the Administrative Agent;

provided that, at the option of the Borrower in its sole discretion, a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this definition, shall be conclusive evidence that such terms and conditions satisfy the requirements of this definition unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Approved Counterparty” means (i) the Administrative Agent, the Collateral Agent, any Arranger any Lender or any Affiliate thereof (a) at the time it entered into a Swap Contract or a Treasury Services Agreement, as applicable, in its capacity as a party thereto, (b) with respect to a Swap Contract or a Treasury Services Agreement in effect as of the Closing Date, as of the Closing Date, as applicable, in its capacity as a party thereto, and in the case of clause (a) or (b) notwithstanding whether such Approved Counterparty may cease to be the Administrative Agent, the Collateral Agent, an Arranger, a Lender or an Affiliate thereof thereafter, as applicable, and (ii) any other Person from time to time approved in writing by the Administrative Agent (not to be unreasonably withheld, delayed or conditioned).

“Arrangers” means Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. and Goldman Sachs Bank USA, each in its capacity as a joint lead arranger for the Revolving Facility.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Auto-Renewal Letter of Credit” has the meaning set forth in Section 2.05(a)(viii).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus ½ of 1.00%, (b) the Eurocurrency Rate plus 1.00% and (c) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” in effect at its principal office in New York City; provided, that the Base Rate shall not be less than

1.00% per annum.  Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Beneficial Ownership Certification” means a certification regarding individual beneficial ownership required for any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Blackstone Funds” means, individually or collectively, any investment fund, co-investment vehicles and/or other similar vehicles or accounts, in each case managed or advised by an Affiliate of The Blackstone Group L.P., or any of their respective successors.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bona Fide Debt Fund” means any fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower Materials” has the meaning set forth in Section 5.01.

“Borrowing” means a Revolving Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 or 2.04 which, if in writing, shall be in the form of Exhibit B or such other form as may be approved by the Administrative Agent or the Swing Line Lender, as applicable (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent or the Swing Line Lender, as applicable), appropriately completed and signed by a Responsible Officer of the Borrower.

“Broker-Dealer Subsidiary” means any Subsidiary that is registered as a broker-dealer pursuant to Section 15 of the Exchange Act (as in effect from time to time) or that is regulated as a broker-dealer or underwriter under any foreign securities law (including Dealerweb Inc., Tradeweb L.L.C. and Tradeweb Direct LLC).

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws, rules, regulations, ordinances, codes or administrative or judicial authorities of, or in fact are closed in, New York City and:

(a)                                 if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b)                                 if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a TARGET Day;

(c)                                  if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)                                 if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.  Notwithstanding anything to the contrary in this Agreement, for purposes of calculations made pursuant to the terms of this Agreement, and otherwise determining what constitutes Indebtedness hereunder, no effect shall be given to FASB ASC 842 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the FASB ASC 842.

“Cash Collateral” has the meaning set forth in Section 2.05(e).

“Cash Collateralize” has the meaning set forth in Section 2.05(e).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:

(a)                                 dollars;

(b)                                 (i) cash in such local currencies held by the Borrower or any Restricted Subsidiary from time to time in the ordinary course of business or consistent with past practice, (ii) Canadian Dollars or (iii) Sterling, euros or any national currency of any participating member state of the Economic and Monetary Union (EMU);

(c)                                  securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

(d)                                 certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the dollar equivalent thereof in foreign currencies as of the date of determination) in the case of non-U.S. banks;

(e)                                  repurchase obligations for underlying securities of the types described in clauses (c), (d), (f) and (g) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (d) above;

(f)                                   commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s, at least A-2 by S&P or at least F-2 by Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(g)                                  marketable short-term money market and similar funds having a rating of at least P-2, A2 or F-2 from Moody’s, S&P or Fitch, respectively (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency);

(h)                                 readily marketable direct obligations issued by, or unconditionally guaranteed by, any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof, in each case having an investment grade rating from either Moody’s, S&P or Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency) with maturities of 24 months or less from the date of acquisition;

(i)                                     readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade rating from either Moody’s, S&P or Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency) with maturities of 24 months or less from the date of acquisition;

(j)                                    Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P, A-2 (or the equivalent thereof) or better by Moody’s or F-2 by Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency);

(k)                                 securities with maturities of 24 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (d) above;

(l)                                     (i) Indebtedness issued by Persons with a rating of “A” or higher from S&P, “A-2” or higher from Moody’s or “F” or higher from Fitch with maturities of 24 months or less from the date of acquisition and (ii) preferred stock of Persons meeting criteria for clause (i) having an investment grade rating from either Moody’s, S&P or Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency); and

(m)                             investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (l) above.

In the case of Investments by the Borrower or any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (g) and clauses (j), (k), (l) and (m) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (m) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above; provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes regardless of the treatment of such items under GAAP.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means:

(a)                                 any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than (i) any combination of the Permitted Holders or (ii) any “group” including any Permitted Holders (provided that Permitted Holders beneficially own more than 50% of all voting interests beneficially owned by such “group”), shall have acquired beneficial ownership of more than 50%, on a fully diluted basis, of the voting interests in the Borrower’s Equity Interests; or

(b)                                 the occurrence of a “change in control” (or similar event, however defined), as defined in any indenture or agreement in respect of Material Indebtedness of the Borrower or any Restricted Subsidiary.

Notwithstanding the preceding or any provision of Section 13d-3 or 13d-5 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Equity Interests subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Equity Interests of the Borrower owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change in Control has occurred and (iii) a Person or group will not be deemed to beneficially own the Equity Interests of another Person as a result of its ownership of the Equity Interests or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Equity Interests entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.  It is understood and agreed that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Charges” has the meaning set forth in Section 9.14.

“Closing Date” means the first Business Day on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is April 8, 2019.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means (i) the “Collateral” as defined in the Security Agreement, (ii) the “Collateral” (or similar term) as defined in any other Collateral Document and (iii) any other assets pledged or in which a Lien is granted, in each case, pursuant to any Collateral Document.

“Collateral Agent” means Citibank, N.A., in its capacity as collateral agent in its own name under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)                                 the Collateral Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a) or from time to time pursuant to Section 5.10, Section 5.11 or the Security Agreement, subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party party thereto;

(b)                                 the Obligations shall have been guaranteed by each Restricted Subsidiary of the Borrower (other than the Excluded Subsidiaries) pursuant to the Guaranty;

(c)                                  the Obligations and the Guaranty shall have been secured pursuant to the Security Agreement by a first-priority perfected security interest in all Equity Interests of each Restricted Subsidiary (that is not an Excluded Subsidiary (other than any Restricted Subsidiary that is an Excluded Subsidiary solely pursuant to clause (e), (f), (j) and/or (m) of the definition thereof)) directly owned by any Loan Party, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank);

(d)                                 all Pledged Debt owing to the Borrower or any other Loan Party (any such Pledged Debt owing to the Borrower or any Loan Party from any Restricted Subsidiary, the “Pledged Intercompany Debt”), that is evidenced by a promissory note shall have been delivered to the Collateral Agent pursuant to the Security Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(e)                                  the Obligations and the Guaranty shall have been secured by a perfected security interest in substantially all now owned or at any time hereafter acquired tangible and intangible assets of each Loan Party (including Equity Interests, intercompany debt, accounts, inventory, equipment, investment property, contract rights, IP Rights, other general intangibles and proceeds of the foregoing), in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents, in each case with the priority required by the Collateral Documents; and

(f)                                   except as otherwise contemplated by this Agreement or any Collateral Document, all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and United States Copyright Office, required by the Collateral Documents, applicable law or reasonably requested by the Collateral Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording; and

(g)                                  after the Closing Date, each Restricted Subsidiary of the Borrower that is not then a Guarantor and not an Excluded Subsidiary shall become a Guarantor and signatory to this Agreement pursuant to a joinder agreement in accordance with Sections 5.10 or 5.11 and a party to this Agreement pursuant to the Collateral Documents in accordance with Section 5.10; provided that notwithstanding the foregoing provisions, any Subsidiary of the Borrower that Guarantees (other than Guarantees by a Foreign Subsidiary of Indebtedness of another Foreign Subsidiary) any Indebtedness of any Loan Party incurred pursuant to Section 6.01(t) shall be a Guarantor hereunder for so long as it Guarantees such Indebtedness.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A)                               the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in, mortgages on, or taking other actions with respect to the following (collectively, the “Excluded Assets”):  (i) any property or assets owned by any Foreign Subsidiary (unless such Subsidiary becomes a Loan Party), any Unrestricted Subsidiary (unless such Subsidiary becomes a Guarantor at the option of the Borrower) or any Subsidiary which is not a Loan Party, (ii) any lease, license, contract, agreement or other general intangible or any property subject to a purchase money security interest, Capital Lease Obligation or similar arrangement, in each case permitted under this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license, contract, agreement or other general intangible, Capital Lease Obligation or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, (iii) any interest in fee owned real property, (iv) any interest in leased real property (including any requirement to deliver landlord waivers, estoppels and collateral access letters), (v) motor vehicles, aircrafts, airframes, aircrafts engines or helicopters and other assets subject to certificates of title, (vi) Margin Stock and Equity Interests of any Person (other than each Wholly-Owned Subsidiary of the Borrower that is a Restricted Subsidiary (that is also not an Excluded Subsidiary (other than any Restricted Subsidiary that is an Excluded Subsidiary solely pursuant to clause (e), (f), (j) and/or (m) of the definition thereof); provided that this clause (vi) shall not apply to Equity Interests of a Loan Party, (vii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, that granting a security interest in such trademark application prior to such filing would impair the enforceability or validity, or result in the voiding, of such trademark application (or any registration that may issue therefrom) under applicable federal Law, (viii) any property or assets to the extent a security interest therein would result in material adverse tax consequences to the Borrower or any direct or indirect Subsidiaries of the Borrower, as reasonably determined by the Borrower in consultation with the Administrative Agent, (ix) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the anti-assignment provision of the Uniform Commercial Code and other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction, (x) any assets to the extent pledges and security interests therein are prohibited or restricted by applicable law whether on the Closing Date or thereafter (including any requirement to obtain the consent of any Governmental Authority or third party (other than a Loan Party)), (xi) all commercial tort claims, (xii) any deposit accounts, securities accounts or any similar accounts (including securities entitlements) (in each case, other than proceeds of Collateral) and any other accounts used solely as payroll and other employee wage and benefit accounts, tax accounts (including, without limitation, sales tax accounts) and any tax benefits accounts, escrow accounts, fiduciary or trust accounts and any funds and other property held in or maintained in any such accounts, (xiii) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral may be accomplished by the filing of a Uniform Commercial Code financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement), (xiv) cash and Cash Equivalents (other than cash and Cash Equivalents to the extent constituting proceeds of Collateral), (xv) any particular assets if the burden, cost or consequence (including any adverse tax consequence) of creating or perfecting such pledges or security interests in such assets is excessive in relation to the benefits to be obtained therefrom by the Lenders under the Loan Documents as reasonably determined by the Borrower and the Administrative Agent, (xvi) voting Equity Interests in any Foreign Subsidiary that is a CFC or any FSHCO, in each case, representing more than 65% of the voting power of all outstanding Equity Interests of such CFC or FSHCO, (xvii) to the extent that pledges and security interest therein are prohibited or restricted by applicable law, Equity Interests in any Subsidiaries that are a Broker-Dealer Subsidiary or other Regulated Subsidiaries, state chartered trust company, national trust company or thrift limited to trust powers and (xviii) proceeds from any and all of the foregoing assets described in clauses (i) through (xvii) above to the extent such proceeds would otherwise be excluded pursuant to clauses (i) through (xvii) above;

(B)                               (i) the foregoing definition shall not require control agreements with respect to any cash, deposit accounts or securities accounts or any other assets requiring perfection through control agreements; (ii) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S., including any IP Rights registered in any non-U.S. jurisdiction, or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction and (iii) except to the extent that perfection and priority may be achieved by the filing of a financing statement under the Uniform Commercial Code with respect to the Borrower or a Guarantor, the Loan Documents shall not contain any requirements as to perfection or priority with respect to any assets or property described in clause (i) or (ii) of this clause (B);

(C)                               the Collateral Agent in its reasonable discretion may grant extensions of time for the creation or perfection of security interests in, and mortgages on, or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) where it reasonably determines, in consultation with the Borrower, that the creation or perfection of security interests and mortgages on, or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents;

(D)                               in the event that a Foreign Subsidiary becomes a Guarantor such Loan Party shall grant a perfected lien on substantially all of its assets pursuant to arrangements reasonably agreed between the Administrative Agent and the Borrower, pursuant to documentation and subject to customary limitations as may be reasonably agreed between the Administrative Agent and the Borrower, and nothing in the definition of “Excluded Asset” or other limitation in this Agreement shall in any way limit or restrict the pledge of assets and property by any such Foreign Subsidiary that is a Guarantor or the pledge of the Equity Interests of such Foreign Subsidiary by any other Loan Party that holds such Equity Interests; and

(E)                                Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations (if any) set forth in this Agreement and the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, each of the collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to Section 4.01, Section 5.10 or Section 5.11 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the

Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of the Borrower or any Restricted Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, (iii) to the extent included in such consolidated interest expense for such period, any other non-cash amounts, (iv) any break funding payment made pursuant to Section 2.14 and (v) interest expense in respect of Excluded Indebtedness.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period:

(1)                                 increased (without duplication) by the following, in each case (and to the extent applicable) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a)                                 (x) provision for taxes based on income, profits or capital, including, without limitation, federal, state and foreign franchise and similar taxes (such as the Delaware franchise tax) and withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), (y) if the Borrower is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of distributions actually made to any direct or indirect parent company (including Public Company Parent) of the Borrower in respect of such period in accordance with Section 6.05 and (z) the net tax expense associated with any adjustments made pursuant to clauses (a) through (q) of the definition of “Consolidated Net Income”; plus

(b)                                 Fixed Charges for such period (including (u) amortization of OID resulting from the issuance of Indebtedness at less than par, (v) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Swap Obligations or other derivative instruments pursuant to GAAP), (w) non-cash rent expense, (x) net losses or any obligations on Swap Obligations or other derivative instruments, (y) bank fees and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Cash Interest Expense as set forth in clause (b)(i) through (iv) in the definition thereof); plus

(c)                                  the total amount of depreciation and amortization expenses and capitalized fees, including, without limitation, the amortization of intangible assets, deferred financing costs, debt issuance costs, commissions, fees and expenses, and any capitalized software expenditures of the Borrower and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; plus

(d)                                 the amount of any equity-based or non-cash compensation charges or expenses, including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights; plus

(e)                                  any other non-cash charges, expenses or losses, including non-cash losses on the sale of assets and any write-offs or write-downs reducing Consolidated Net Income for such period and any non-cash expense relating to the vesting of warrants (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Borrower may elect not to add back such non-cash charge in the current period and (B) to the extent the Borrower elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(f)                                   the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to non-controlling or minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(g)                                  the amount of consulting, transaction, advisory and other fees (including termination fees) and indemnities, costs and expenses paid or accrued in such period to the Investors, the Borrower, any Permitted Holder or any Affiliate of a Permitted Holder, in each case, to the extent permitted under Section 6.06; plus

(h)                                 [reserved]; plus

(i)                                     the amount of loss or discount on sale of receivables, securitization assets and related assets; plus

(j)                                    [reserved]; plus

(k)                                 cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(l)                                     any net losses, charges, expenses, costs or other payments (including all fees, expenses or charges related thereto) (i) from disposed, abandoned or discontinued operations, (ii) in respect of facilities no longer used or useful in the conduct of the business of the Borrower or its Restricted Subsidiaries, abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations and (iii) attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by the Borrower; plus

(m)                             [reserved]; plus

(n)                                 [reserved]; plus

(o)                                 the amount of any gains or losses arising from embedded derivatives in the customer contracts of the Borrower or a Restricted Subsidiary; plus

(2)                                 decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a)                                 non-cash gains (including non-cash gains on the sale of assets) increasing Consolidated Net Income of the Borrower for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(b)                                 any net income from disposed, abandoned, closed or discontinued operations or attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by the Borrower; plus

(c)                                  to the extent not otherwise resulting in a reduction in the Consolidated Net Income of the Borrower for such period, the amount of Restricted Payments made pursuant to Section 6.05(f)(i) and (iii).

There shall be included in determining Consolidated EBITDA for any period, without duplication (which shall, for the avoidance of doubt, be calculated on a Pro Forma Basis), (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by the Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) for the purposes of compliance with the Financial Covenants, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Administrative Agent.  There shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended on March 31, 2018 and June 30, 2018, September 30, 2018, and December 31, 2018, Consolidated EBITDA for such fiscal quarters shall be as set forth on Schedule 1.01, as may be subject to any adjustment set forth in the immediately preceding paragraph for any four-quarter period with respect to any acquisitions, dispositions or conversions occurring after the Closing Date.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis, and otherwise determined in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided, however, that, without duplication,

(a)                                 any after-Tax effect of extraordinary, exceptional, unusual or nonrecurring gains or losses less all fees and expenses relating thereto (including any extraordinary, exceptional, unusual or nonrecurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, exceptional unusual or nonrecurring items, charges or expenses (including relating to any multi-year strategic initiatives), Transaction Costs, restructuring and duplicative running costs, restructuring charges or reserves, relocation costs, start-up or initial costs for any project or new production line, division or new line of business, integration and facilities opening costs, facility consolidation and closing costs, severance costs and expenses, one-time charges (including compensation charges), costs relating to pre-opening, opening and conversion costs for facilities, losses, costs or cost inefficiencies related to facility or property disruptions or shutdowns, signing, retention and completion bonuses, recruiting costs, costs incurred in connection with any strategic initiatives, transition costs, litigation and arbitration costs and charges, expenses in connection with one-time rate changes, costs incurred in connection with acquisitions, investments and dispositions (including travel and out-of-pocket costs, professional fees for legal, accounting and other services, human resources costs (including relocation bonuses), litigation and arbitration costs, charges, fees and expenses (including settlements), management transition costs, advertising costs, losses associated with temporary decreases in work volume and expenses related to maintaining underutilized personnel) and non-recurring product and IP Rights development, other business optimization expenses or reserves (including costs and expenses relating to business optimization programs and new systems design and costs or reserves associated with improvements to IT and accounting functions, retention charges (including charges or expenses in respect of incentive plans), system establishment costs and implementation costs) and operating expenses attributable to the implementation of cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(b)                                 at the election of the Borrower with respect to any quarterly period, the cumulative after-Tax effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies shall be excluded;

(c)                                  any net after-Tax effect of gains or losses on disposal, abandonment or discontinuance of disposed, abandoned or discontinued operations, as applicable, shall be excluded;

(d)                                 any net after-Tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business shall be excluded;

(e)                                  the net income for such period of any Person that is not a Subsidiary of the Borrower, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted, or having the ability to be converted, into cash or Cash Equivalents) to the Borrower or a Restricted Subsidiary thereof in respect of such period;

(f)                                   [reserved];

(g)                                  effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in the Borrower’s (or any parent company’s (including Public Company Parent)) consolidated financial statements pursuant to GAAP (including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, loans and leases, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(h)                                 any after-Tax effect of income (loss) from the extinguishment or conversion of (i) Indebtedness, (ii) Swap Obligations or (iii) other derivative instruments shall be excluded;

(i)                                     any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(j)                                    any equity-based or non-cash compensation or similar charge or expense or reduction of revenue including any such charge, expense or amount arising from grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other rights or equity or equity-based incentive programs (“equity incentives”), any one-time cash charges associated with the equity incentives or other long-term incentive compensation plans (including under deferred compensation arrangements of the Borrower or any of its direct or indirect parent entities (including Public Company Parent) or subsidiaries), rollover, acceleration, or payout of Equity Interests by management, future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants or business partners of the Borrower or any of its direct or indirect parent entities (including Public Company Parent) or subsidiaries, and any cash awards granted to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants or business partners of the Borrower and its Subsidiaries in replacement for forfeited equity awards, shall be excluded;

(k)                                 any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, investment, asset sale, disposition, incurrence or repayment of Indebtedness, issuance of Equity Interests of the Borrower or its direct or indirect parent entities (including Public Company Parent), refinancing transaction or amendment or modification of any debt instrument and including, in each case, any such transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic No. 805, Business Combinations), shall be excluded;

(l)                                     accruals and reserves that are established or adjusted in connection with the Transactions or within 24 months after the closing of any acquisition that are so required to be established or adjusted as a result of such acquisition in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded;

(m)                             any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(n)                                 any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation, shall be excluded;

(o)                                 [reserved];

(p)                                 the following items shall be excluded:

(i)                                     any unrealized net gain or loss (after any offset) resulting in such period from Swap Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging,

(ii)                                  any unrealized net gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net gain or loss resulting from Swap Obligations for currency exchange risk) and any other foreign currency translation gains and losses to the extent such gains or losses are non-cash items,

(iii)                               at the election of the Borrower with respect to any quarterly period, effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks, and

(iv)                              earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments; and

(q)                                 if such Person is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of distributions actually made to any direct or indirect parent company (including Public Company Parent) in respect of the Borrower of such Person in respect of such period in accordance with Section 6.05 shall be included in calculating Consolidated Net Income as though such amounts had been paid as taxes directly by such Person for such period.

In addition, to the extent not already included in the Consolidated Net Income of the Borrower and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received or due from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than the Investors, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies.

“CPPIB Funds” means, individually or collectively, any investment fund, co-investment vehicles and/or other similar vehicles or accounts, in each case managed or advised by an Affiliate of the Canadian Pension Plan Investment Board, or any of their respective successors.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default,” as determined by the Administrative Agent.

“Designated Equity Contribution” means any cash contribution to the common equity of the Borrower and/or any purchase or investment in any Equity Interests of the Borrower other than Disqualified Equity Interests.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of comprehensive Sanctions.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA (and in the component definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or such Converted Unrestricted Subsidiary and its Subsidiaries) or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disqualified Equity Interests” means Equity Interests that (a) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Equity Interests that do not constitute Disqualified Equity Interests), in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is 91 days after the Maturity Date (other than upon payment in full of the Obligations, reduction of the LC Exposure to zero and termination of the Revolving Commitments or upon a “change in control;” provided that any payment required pursuant to a “change in control” is contractually subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent), or (b) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests.

“Disqualified Lenders” means (i) those Persons identified by the Borrower to the Administrative Agent in writing prior to the date of this Agreement, (ii) competitors of the Borrower identified by the Borrower to the Administrative Agent in writing from time to time and (iii) any Affiliate of any Person described in clause (i) or competitor described in clause (ii) that is identified by the Borrower to the Administrative Agent in writing from time to time or reasonably identifiable solely by name as an Affiliate of such Person, other than an Affiliate of such Person that is a Bona Fide Debt Fund or a regulated bank (or lending affiliate thereof); provided that (x) no updates to the list of Disqualified Lenders shall be deemed to retroactively disqualify any parties that have previously validly acquired an assignment or participation in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders and (y) no updates to the list of Disqualified Lenders shall become effective prior to the date that is three Business Days after notice has been provided to the Administrative Agent.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any subsidiary of such Person that is not a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, or the generation, management, Release or threatened Release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Equivalents” means all securities convertible into or exchangeable for Equity Interests, and all warrants, options or other rights to purchase or subscribe for any Equity Interests, whether or not presently convertible, exchangeable or exercisable.

“Equity Interests” means shares, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Equityholding Vehicle” means any direct or indirect parent entity (including Public Company Parent). of the Borrower and any equityholder thereof through which Management Stockholders hold Equity Interests of the Borrower or such parent entity (including Public Company Parent).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) with respect to any Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA, whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), (i) the withdrawal of the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (j) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan or (k) any Foreign Benefit Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency” means, when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” means:

(a)                                 for any Interest Period with respect to a Eurocurrency Loan denominated in Dollars or Sterling, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time), on the relevant Rate Determination Date for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b)                                 for any Interest Period with respect to a Eurocurrency Loan denominated in Euros, the Euro interbank offered rate administered by the European Money Markets Institute (or any other Person which takes over the administration of that rate) for the relevant period displayed on the relevant Bloomberg page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (Brussels time) on the relevant Rate Determination Date for deposits in Euros for delivery on the first day of such Interest Period with a term equivalent to such Interest Period; and

(c)                                  for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m. (London time) determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day.

provided that, with respect to any Interest Period for which there is no applicable screen rate specified above, such screen rate shall be determined through the use of straight-line interpolation by reference to two such rates, one of which shall be determined as if the length of the period of such deposits were the period of time for which the rate for such deposits are available is the period next shorter than the length of such Interest Period and the other of which shall be determined as if the period of time for which the rate for such deposits are available is the period next longer than the length of such Interest Period as determined by the Administrative Agent; provided further that if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined, that:

(i)                                     adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for any requested Interest Period for any currency, including, without limitation, because the Eurocurrency Rate for such currency is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)                                  the supervisor for the administrator of the Eurocurrency Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurocurrency Rate for such currency shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then, after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Eurocurrency Rate for such currency with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of the Eurocurrency Rate (any such proposed rate, a “Eurocurrency Successor Rate”), together with any proposed Eurocurrency Successor Rate Conforming Changes and, notwithstanding anything to the contrary in Section 9.02, any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent notice that such Required Lenders do not accept such amendment.

If no Eurocurrency Successor Rate has been determined and the circumstances under clause (i) above exist, the obligation of the Lenders to make or maintain Eurocurrency Loans in the relevant currency shall be suspended, (to the extent of the affected Eurocurrency Loans or Interest Periods).  Upon receipt of such notice, the Borrower may revoke any pending request for a Eurocurrency Borrowing in the relevant currency of, conversion to or continuation of Eurocurrency  Loans (to the extent of the affected Eurocurrency Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in Dollars in the amount specified therein (and, if the affected Borrowings are denominated in an Alternative Currency for which no Eurocurrency Rate option is available as provided above, such Loans shall be redenominated in Dollars on the last day of the current Interest Period based on the Dollar Equivalent amount thereof on such date).  Notwithstanding the foregoing, the Eurocurrency Successor Rate shall not be less than zero.

“Eurocurrency Successor Rate Conforming Changes” means, with respect to any proposed Eurocurrency Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, as reasonably agreed between the Administrative Agent and the Borrower, to reflect the adoption of such Eurocurrency Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Eurocurrency Successor

Rate exists, in such other manner of administration as the Administrative Agent and the Borrower reasonably determine).

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Excluded Indebtedness” has the meaning set forth in the definition of “Indebtedness.”

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower or any other Guarantor on the Closing Date or on the date such Subsidiary becomes a Subsidiary, in each case, for so long as such Subsidiary remains a non-Wholly Owned Subsidiary, (b) any Subsidiary that does not have, individually, total assets in excess of 2.5% of the total assets of the Borrower and its Subsidiaries, taken as a whole, or 5.0% of such total assets in the aggregate together with all other Subsidiaries excluded via this clause (b), (c) any Subsidiary that is prohibited by applicable law (whether on the Closing Date or thereafter) or contractual obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) or other third-party (other than a Loan Party) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (d) any other Subsidiary with respect to which the Administrative Agent and the Borrower mutually agree that the burden or cost or other consequences (including any material adverse tax consequences) of providing a Guarantee shall be excessive in relation to the benefits to be obtained by the Lenders therefrom, (e) any direct or indirect Foreign Subsidiary of the Borrower, (f) any Subsidiary with respect to which the provision of a guarantee by it would result in material adverse tax consequences to the Borrower or any of Borrower’s direct or indirect Subsidiaries, in each case, as reasonably determined by the Borrower in consultation with the Administrative Agent, (g) any not-for-profit Subsidiaries, (h) any Unrestricted Subsidiaries, (i) any direct or indirect Domestic Subsidiary of a Foreign Subsidiary that is a CFC; (j) any direct or indirect Subsidiary that has no material assets other than Equity Interests (or Equity Interests and indebtedness) of (i) one or more direct or indirect Foreign Subsidiaries that are CFCs or (ii) other Subsidiaries described in this clause (j) (any Subsidiary described in this clause (j), a “FSHCO”), (k) any special purpose entities, (l) any captive insurance subsidiaries and (m) any Subsidiaries that are Broker-Dealer Subsidiaries or other Regulated Subsidiaries, a state chartered trust company, a national trust company or a thrift limited to trust powers; provided that for the avoidance of doubt (i) at the option of the Borrower, any Excluded Subsidiary may issue a Guaranty and become a Guarantor as described in clause (ii) of the definition of “Guarantors” and (ii) any Person that becomes a Guarantor pursuant to clause (ii) of the definition of “Guarantors” shall cease to constitute an Excluded Subsidiary, and shall not be released from its obligations under the Guaranty, solely on the basis that, prior to becoming a Guarantor, such Person constituted an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 10.12 and any other applicable agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap Obligations by other Loan Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and the Approved Counterparty applicable to such Swap Obligations.  If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, Issuing Bank or other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) any Taxes imposed on or measured by such recipient’s net income or overall gross income, or capital, net worth or similar Taxes imposed on it in lieu of or as an adjunct to net or overall gross income taxes, or franchise Taxes, in each case, imposed by a jurisdiction as a result of such recipient being organized or resident in, maintaining a lending office in, doing business in or having another present or former connection with, such jurisdiction (other than any business or connection arising (or deemed to arise) from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transactions pursuant to, or enforced, any Loan Documents or sold or assigned an interest in any Loan Documents); (b) any branch profits Taxes under Section 884(a) of the Code, or any similar Taxes, imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender, any U.S. federal withholding Tax that (i) is imposed pursuant to any Requirement of Laws in effect at the time such Lender (i) becomes a party to this Agreement (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)) or (ii) designates a new lending office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 2.15(a), or (ii) is attributable to such Lender’s failure to comply with Section 2.15(e) and (d) any withholding Taxes imposed pursuant to FATCA.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), any intergovernmental agreement, treaty, or convention (or related laws, regulations or official administrative guidance) implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day,

(b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the Overnight Bank Funding Rate.

“Fee Letter” means the Fee Letter, dated as of March 9, 2019, by and among the Borrower, Citigroup Global Markets Inc. and JPMorgan Chase Bank, N.A.

“Financial Covenants” means the covenants set forth in Sections 6.08 and 6.09.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fixed Charges” means, with respect to the Borrower and its Restricted Subsidiaries for any period, the sum of, without duplication:

(a)                                 Consolidated Cash Interest Expense of the Borrower and its Restricted Subsidiaries for such period;

(b)                                 all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of preferred stock during such period; and

(c)                                  all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during such period.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law or in excess of the amount that would be permitted absent a waiver from any applicable Governmental Authority or (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Pension Plan” means any benefit plan that under applicable Law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means, with respect to any Person, any subsidiary of such Person that is not organized under the laws of the United States of America, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America; provided that the Borrower may make a one-time election to switch to IFRS and, following such election and the notification in writing to the Administrative Agent by the Borrower thereof, “GAAP” shall mean IFRS.  After such election, the Borrower cannot subsequently elect to report under generally accepted accounting principles in the United States of America.

“GIC Funds” means, individually or collectively, any investment fund, co-investment vehicles and/or other similar vehicles or accounts, in each case managed or advised by an Affiliate of Suzuka Investment Pte Ltd., or any of their respective successors.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local, or otherwise and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performance by another of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation payable or performance by another or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation payable or performance by another of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation payable or performance by another or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other monetary obligation payable or performance by another ; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning set forth in Section 10.01.

“Guarantors” means, collectively, (i) the Domestic Subsidiaries of the Borrower (other than any Excluded Subsidiary), (ii) those Domestic Subsidiaries of the Borrower that issue a Guaranty of the Obligations after the Closing Date pursuant to Section 5.10 or any other Person (including any Excluded Subsidiary) organized under the laws of the United States, any state thereof or the District of Columbia or, to the extent reasonably acceptable to the Administrative Agent (and subject to clause (D) of the Collateral and Guarantee Requirement), any other jurisdiction that, at the option of the Borrower, issues a Guaranty of the Obligations after the Closing Date and (iii) solely in respect of any Secured Hedge Agreement or Treasury Services Agreement to which the Borrower is not a party, the Borrower, in each case, until the Guaranty thereof is released in accordance with this Agreement.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all explosive or radioactive substances, materials or wastes and all hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials or wastes of any nature regulated pursuant to any Environmental Law.

“Historical Financial Statements” means (a) the audited consolidated statement of financial condition of the Borrower and its Subsidiaries as of December 31, 2018, December 31, 2017 and December 31, 2016 and the audited consolidated statements of income, changes in members’ capital and accumulated other comprehensive income and cash flows of the Borrower and its Subsidiaries for each year of the three-year period ended December 31, 2018 and (ii) the unaudited consolidated statement of financial condition of the Borrower and its Subsidiaries as of each fiscal quarter thereafter ending at least 45 days prior to the Closing Date (other than the fourth fiscal quarter) and the unaudited consolidated statements of income, changes in members’ capital and accumulated other comprehensive income of the Borrower and its Subsidiaries for each fiscal quarter thereafter ending at least 45 days prior to the Closing Date (other than the fourth fiscal quarter).

“Honor Date” has the meaning set forth in Section 2.05(a)(x).

“IFRS” means the International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board, as in effect from time to time.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), the estates of such individual and such other individuals above and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Facility Amendment” means an amendment pursuant to Section 2.18 creating Incremental Revolving Commitments.

“Incremental Facility Closing Date” has the meaning assigned to such term in Section 2.18(b).

“Incremental Revolving Commitments” has the meaning assigned to such term in Section 2.18(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid by such Person (excluding Excluded Indebtedness), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations of such Person as an account party in respect of letters of credit and letters of guaranty (but only to the extent drawn and not reimbursed) and (j) all obligations of such Person in respect of bankers’ acceptances (but only to the extent drawn and not reimbursed).  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Notwithstanding the foregoing, (i) the term “Indebtedness” shall not include (x) contingent post-closing purchase price adjustments or earn-outs to which the seller in any acquisition may become entitled and (y) at the Borrower’s option, other than for purposes of Sections 7.01(f) and (g), ordinary course borrowings for fail financing and clearing house margin requirements (to the extent excluded, “Excluded Indebtedness”) and (ii) the amount of Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to the lesser of (x) such specified amount and (y) the fair market value of such identified asset as determined by such Person in good faith.  For the avoidance of doubt, Qualified Equity Interests shall not be deemed Indebtedness.

“Indemnified Taxes” means all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning set forth in Section 9.13.

“Intellectual Property Security Agreements” has the meaning set forth in the Security Agreement.

“Intercompany License Agreement” means any cost-sharing agreement, commission or royalty agreement, license or sub-license agreement, distribution agreement, services agreement, IP Rights transfer agreement or any related agreements, in each case where all the parties to such agreement are one or more of the Borrower and any Restricted Subsidiary.

“Intercompany Note” means a promissory note substantially in the form of Exhibit F.

“Intercreditor Agreement” means (a) with respect to Indebtedness intended to be secured on a pari passu basis with the Obligations, an intercreditor agreement substantially on the terms set forth on Exhibit H-1 hereto (except to the extent otherwise reasonably agreed by the Borrower and the Administrative Agent) between the Collateral Agent and one or more collateral agents or representatives for the holders of Indebtedness that is not prohibited under Section 6.01 or otherwise on such terms that are reasonably satisfactory to the Administrative Agent and the Borrower and (b) with respect to Indebtedness intended to be secured on a junior lien basis to the Obligations, an intercreditor agreement substantially on the terms set forth on Exhibit H-2 hereto (except to the extent otherwise reasonably agreed by the Borrower and the Administrative Agent) between, the Collateral Agent and one or more collateral agents or representatives for the holders of Indebtedness that is not prohibited under Section 6.01 or otherwise on such terms that are reasonably satisfactory to the Administrative Agent and the Borrower.

“Interest Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense for such Test Period.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and the Maturity Date of such Loan and (b) with respect to any Eurocurrency Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each Business Day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date of such Loan.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or such other period reasonably satisfactory to the Administrative Agent that is twelve months or less if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no

Interest Period for any Borrowing shall extend past the Maturity Date for the Loans included in such Borrowing.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment (in one transaction or a series of transactions) by such Person, whether by means of (a) the purchase or other acquisition (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) of any Equity Interests or Equity Equivalents in or evidences of Indebtedness or other securities of another Person (including any option, warrant or other right to acquire any of the foregoing), (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition of all or substantially all the assets of, or the assets constituting a division, line of business or business unit of, a Person.

“Investment Grade Rating” means a corporate rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, in each case with a stable outlook.

“Investors” means each of (a) the Blackstone Funds and any of their Affiliates (other than any portfolio operating companies), (b) the CPPIB Funds and any of their Affiliates (other than any portfolio operating companies), (c) the GIC Funds and any of its Affiliates (other than any portfolio operating companies) and (d) King (Cayman) Holdings Ltd and any of its controlled Affiliates and any of their respective subsidiaries.

“IP Rights” means trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how, database rights, design rights and other intellectual property rights.

“IPO” means the initial public offering of the common shares of Tradeweb Markets Inc.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Borrower (or any Subsidiary) or in favor of such Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means (a) initially, Citibank, N.A., in its capacity as an issuer of Letters of Credit hereunder, and (b) any other Revolving Lender that becomes an Issuing Bank in accordance with Section 2.05(i), Article VIII or Section 9.04(g), in each case, in its capacity as an issuer of Letters of Credit hereunder.  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Bookrunning Managers” means Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. and Goldman Sachs Bank USA, in their capacities as joint bookrunning managers.

“Judgment Currency” has the meaning assigned to such term by Section 9.17.

“LC Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any LC Borrowing in accordance with its Applicable Percentage.

“LC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by the Borrower on the date when made or refinanced as a Revolving Loan.  All LC Borrowings shall be denominated in Dollars.

“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit, including all LC Borrowings in respect of Letters of Credit. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“Lender Default” means (i) the refusal (which may be given pursuant to a public statement or in writing) which has not been retracted or failure of any Lender to (x) make available its portion of any incurrence of Revolving Loans pursuant to Section 2.01, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with the applicable default, if any, shall be specifically identified in reasonable detail in such writing) has not been satisfied, (y) make available any required LC Advance in accordance with Section 2.05(a) or (z) fund its risk participation in any Swing Line Loan, in each case which refusal or failure is not cured within one Business Day after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute; or (iii) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” mean, with respect to any Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, (a) a voluntary or involuntary case is instituted with respect to such Distressed Person under the Bankruptcy Code of the United States or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or other debtor relief laws of the United States or any other applicable jurisdiction from time to time in effect and affecting the rights of creditors generally, (b) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (c) such Distressed Person is subject to a forced liquidation, (d) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or (e) such Distressed

Person becomes subject of a Bail-in Action; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interest in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof so long as such Equity Interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender..

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 9.04 or pursuant to an Incremental Facility Amendment, unless and until (a) any such Person ceases to be a party hereto pursuant to Section 9.04 or (b) the Revolving Commitments, if any, held by such Person have been terminated and the Obligations (other than contingent Obligations with respect to which no claim has been made), if any, owing to such Person have been paid in full.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in substantially the form attached as Exhibit I.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the aggregate principal amount of the Revolving Commitments.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Total Indebtedness as of the last day of such Test Period minus cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries, other than cash and Cash Equivalents not readily available for use by the Borrower in its discretion (including customer-segregated cash and cash equivalents and cash and cash equivalents required by applicable law or regulatory requirement to be maintained as such by the Borrower or any Restricted Subsidiary) to (b) Consolidated EBITDA for such Test Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Transaction” means any acquisition, Investment or unconditional repayment or redemption of, or offer to purchase, Indebtedness, in each case permitted by this Agreement and the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” means this Agreement, the Collateral Documents, each Intercreditor Agreement, each Issuer Document, any Incremental Facility Amendment and, solely for purposes of clause (e) of Section 7.01, the Fee Letter.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Loans” means a Revolving Loan or a Swing Line Loan.

“LTM Consolidated EBITDA” means Consolidated EBITDA for the most recently ended Test Period.

“Management Stockholders” means the future, present and former members of management, employees, directors, officers, managers, members or partners (and their Controlled Investment Affiliates and Immediate Family Members) of the Borrower or any of its Restricted Subsidiaries who are investors in the Borrower or any direct or indirect parent (including Public Company Parent) thereof, including any such future, present or former employees, directors, officers, managers, members or partners owning through an Equityholding Vehicle.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Board.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Acquisition” means any acquisition by the Borrower or a Restricted Subsidiary for which the total consideration exceeds $150,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, liabilities (actual or contingent) or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to fully and timely perform their material obligations under the Loan Documents, or (c) the rights of or remedies available to the Lenders under the Loan Documents, taken as a whole.

“Material Indebtedness” means Indebtedness (other than any Obligations), or obligations in respect of one or more Swap Contracts, of any one or more of the Borrower and the Material Restricted Subsidiaries in an aggregate principal amount exceeding the Threshold Amount.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Material Restricted Subsidiary in respect of any Swap Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Material Restricted Subsidiary would be required to pay if such Swap Contract were terminated at such time.

“Material Restricted Subsidiary” means, at any date of determination, each of the Borrower’s Restricted Subsidiaries (i) which the Borrower has elected to treat as a Material Restricted Subsidiary or (ii)(a) whose total assets (on a consolidated basis with its Restricted Subsidiaries) at the last day of the relevant fiscal year (individually or in the aggregate) were greater than 10.0% (or, solely with respect to Sections 7.01(h), (i) or (j), 2.5%) of the consolidated total assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose operating income for the most recently ended fiscal year for which financial statements have been delivered pursuant to Section 5.01(a) (individually or in the aggregate) are greater than 10.0% (or, solely with respect to Sections 7.01(h), (i) or (j), 2.5%) of the consolidated operating income of the Borrower and the Restricted Subsidiaries for such fiscal year; provided that at no time shall the total consolidated assets or operating income of all Restricted Subsidiaries that are not Material Restricted Subsidiaries in reliance on clause (ii) above exceed, at such time, 10.0% of the consolidated total assets or 10.0% (or, solely with respect to Sections 7.01(h), (i) or (j), 2.5%) of the operating income, respectively, of the Borrower and its Restricted Subsidiaries and if either such aggregate threshold is exceeded then the Borrower shall designate a sufficient number of Restricted Subsidiaries which would not constitute Material Restricted Subsidiaries under clause (ii) above as Material Restricted Subsidiaries such that neither such aggregate threshold is exceeded.

“Maturity Date” means April 8, 2024; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning set forth in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding six Plan years made or accrued an obligation to make contributions.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Nonrenewal Notice Date” has the meaning set forth in Section 2.05(a)(viii).

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any bankruptcy code or debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (y) obligations of the Borrower or any Restricted Subsidiary arising under any Secured Hedge Agreement or any Treasury Services Agreement.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.  Notwithstanding the foregoing, the obligations of the Borrower or any Restricted Subsidiary under any Secured Hedge Agreement or any Treasury Services Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed.  Notwithstanding the foregoing, Obligations of any Guarantor shall in no event include any Excluded Swap Obligations of such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Other Taxes” means all present or future recording, stamp, documentary, excise, property or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, excluding any such Tax imposed as a result of an assignment (other than an assignment made at the request of the Borrower pursuant to Section 2.17(b)) by a Lender (an “Assignment Tax”), if such Assignment Tax is imposed as a result of the assignor or assignee being organized in or having its principal office or applicable lending office in the taxing jurisdiction, or as a result of any other present or former connection between the assignor or assignee and the taxing jurisdiction, other than any connection arising from having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document or sold or assigned an interest in any Loan Document.

“Outstanding Amount” means (i) with respect to Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; and (ii) with respect to any Letter of Credit or LC Disbursement on any date, the Dollar Equivalent of the aggregate outstanding amount of such Letter of Credit or LC Disbursement on such date after giving effect to any issuance or amendment of any Letter of Credit occurring on such date, any drawing under any Letter of Credit occurring on such date and any other changes in the aggregate amount of the LC Exposure as of such date, including as a result of any reimbursements by or on behalf of the Borrower of LC Disbursements.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York as set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as an overnight bank funding rate.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or an Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market; provided, that the Overnight Rate shall not be less than 0.00%.

“Participant” has the meaning assigned to such term in Section 9.04(d).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Patriot Act” has the meaning assigned to such term in Section 9.15.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit E hereto or any other form reasonably approved by the Collateral Agent.

“Permitted Encumbrances” means:

(a)                                 Liens imposed by law for taxes, assessments or other governmental charges that are not yet overdue for more than 60 days or are being contested in good faith by appropriate proceedings and for which the applicable person has set aside on its books adequate reserves with respect thereto in accordance with GAAP;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings;

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, pension liabilities, unemployment insurance and other social security laws or regulations or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)                                 deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)                                  judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;

(f)                                   easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(g)                                  Liens deemed to exist in connection with Permitted Investments in repurchase agreements;

(h)                                 Liens arising in connection with ordinary course non-speculative hedging arrangements and bankers’ Liens granted in the ordinary course of business relating to the operation of bank accounts maintained by the Borrower or its Restricted Subsidiaries or as part of letter of credit transactions and Liens granted in customary escrow arrangements on sales and acquisitions not prohibited by this Agreement;

(i)                                     any netting or setoff arrangement entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of its banking arrangements or in connection with the cash pooling activities of the Borrower and its Restricted Subsidiaries entered into in the ordinary course of business;

(j)                                    customary Liens over goods, inventory or documents of title where the shipment or storage price is financed by a documentary credit;

(k)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l)                                     Liens constituting contractual rights of setoff under agreements with customers, in each case, entered into in the ordinary course of business;

(m)                             the filing of UCC financing statements solely as a precautionary measure, and

(n)                                 leases, licenses, subleases or sublicenses granted to others in the ordinary course of business or consistent with past practice which do not interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole and (ii) leases, licenses, subleases or sublicenses constituting a disposition permitted hereunder;

(o)                                 Liens (i) on cash advances or Cash Equivalents in favor of (x) the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment, including Liens on cash or Cash Equivalents to secure letters of credit issued to backstop commitments or (y) the buyer of any property to be disposed to secure obligations in respect of indemnification, termination fee or similar seller obligations and (ii) consisting of an agreement to dispose of any property in a disposition permitted hereunder, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(p)                                 Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry;

(q)                                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business or consistent with past practice permitted by this Agreement;

(r)                                    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes;

(s)                                   Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers  the Borrower or any of the Restricted Subsidiaries in the ordinary course of business; and

(t)                                    Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder.

“Permitted Holders” means each of (a) the Investors, (b) the Management Stockholders (including any Management Stockholders holding Equity Interests through an Equityholding Vehicle), (c) any Person who is acting solely as an underwriter in connection with a public or private offering of Equity Interests of the Borrower or any of its direct or indirect parent companies (including Public Company Parent), acting in such capacity, (d) any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) of which any of the foregoing or Permitted Plan are members and any member of such group; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in clauses (a) through (c), collectively, have beneficial ownership of more than 50% of the total voting power of the issued and outstanding Equity Interests of the Borrower or any of its direct or indirect parent companies (including Public Company Parent) held by such group, (e) any Permitted Plan and (f) any “person” or “group” who, on the date of the consummation of the IPO, is the beneficial owner of securities of the corporation representing more than fifty percent (50%) of the combined voting power of the corporation’s then outstanding voting securities).

“Permitted Intercompany Activities” means any transactions (A) between or among the Borrower and its Restricted Subsidiaries that are entered into in the ordinary course of business of the Borrower and its Restricted Subsidiaries and, in the good faith judgment of the Borrower are necessary or advisable in connection with the ownership or operation of the business of the Borrower and its Restricted Subsidiaries, including, but not limited to, (i) payroll, cash management, purchasing, insurance and hedging arrangements, (ii) management, technology and licensing arrangements and (iii) customer loyalty and rewards programs or (B) between or among the Borrower, its Restricted Subsidiaries and any captive insurance subsidiaries.

“Permitted Investments” means investments that comply with the Borrower’s investment policy as disclosed to the Administrative Agent on or prior to the Closing Date, as such investment policy may be modified from time to time by the Borrower; provided that the Borrower’s investment policy shall not be modified in any manner that would or would reasonably be expected to materially and adversely affect the interests or remedies of the Administrative Agent or the Lenders without the prior written consent of the Administrative Agent.

“Permitted Plan” means any employee benefits plan of the Borrower or any of its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Permitted Refinancing Indebtedness” means Indebtedness of the Borrower or a Restricted Subsidiary incurred in exchange for, or the proceeds of which are used to redeem or refinance in whole or in part, any Indebtedness of the Borrower or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(a)                                 the principal amount (and accreted value, in the case of Indebtedness issued at a discount) of the Permitted Refinancing Indebtedness does not exceed the principal amount (and accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and expenses incurred in connection with the incurrence of the Permitted Refinancing Indebtedness;

(b)                                 the obligor of Refinancing Indebtedness does not include the Borrower or any Restricted Subsidiary that is not an obligor of the Refinanced Indebtedness;

(c)                                  the Refinancing Indebtedness has a final stated maturity no earlier and a weighted average life to maturity no shorter than the earlier of (i) the final stated maturity and weighted average life of the Refinanced Indebtedness being redeemed or refinanced or (ii) the Maturity Date and the period from the date of incurrence thereof to the Maturity Date, as applicable; and

(d)                                 to the extent the Refinanced Indebtedness is secured, such Refinancing Indebtedness is not secured by any property or assets other than such property or assets that secure the Refinanced Indebtedness.

“Person” means any natural person or entity, including any corporation, limited liability company, trust, joint venture, association, company, partnership or Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 5.01.

“Pledged Debt” has the meaning set forth in the Security Agreement.

“Pledged Equity” has the meaning set forth in the Security Agreement.

“Pledged Intercompany Debt” has the meaning given to such term in the definition of “Collateral and Guarantee Requirement.”

“Post-Acquisition Period” means, with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the 24-month anniversary of the date on which such Permitted Acquisition or conversion is consummated.

“Pro Forma Adjustment” means, for any four-quarter period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable “run rate” cost savings, operating expense reductions and synergies or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and the Restricted Subsidiaries; provided that (i) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $100,000,000, and (ii) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such four-quarter period, or such additional costs will be accrued or incurred during the entirety of such four-quarter period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such four-quarter period.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that (I) without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (i)(x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment; (II) that when calculating the Leverage Ratio and the Interest Coverage Ratio for purposes of determining compliance (which shall, for the avoidance of doubt, be calculated on a Pro Forma Basis) with the Financial Covenants, the events that occurred subsequent to the end of the applicable four-quarter period shall not be given pro forma effect and (III) in determining Pro Forma Compliance with the Financial Covenants in connection with the incurrence (including by assumption or guarantee) of any Indebtedness, (i) the incurrence or repayment of any Indebtedness in respect of the Revolving Facility or any other revolving facility immediately prior to or in connection therewith included in the Leverage Ratio or the Interest Coverage Ratio immediately prior to, or simultaneously with, the event for which the Pro Forma Compliance determination of such ratio or other test is being made and (ii) the incurrence under the Revolving Facility or under any other revolving facility used to finance working capital needs of the Borrower and its Restricted Subsidiaries (as reasonably determined by the Borrower), in each case, shall be disregarded; provided, further, that with respect to any incurrence of Indebtedness permitted by the provisions of this Agreement in reliance on the pro forma calculation of the Leverage Ratio or the Interest Coverage Ratio, any Indebtedness being incurred (or expected to be incurred) substantially simultaneously or contemporaneously with the incurrence of any such Indebtedness or any applicable transaction or action in reliance on any “basket” set forth in this Agreement (including any “baskets” measured as a percentage of Consolidated EBITDA), other than any such Indebtedness under the Revolving Facility shall be disregarded.

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Parent” means Tradeweb Markets Inc., a Delaware corporation

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that, at the time the relevant Guaranty (or grant of the relevant security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and which may cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into an agreement pursuant to the Commodity Exchange Act.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Rate Determination Date” means two Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent (which as of the Closing Date, in the case of Sterling, is the first day of the relevant Interest Period); provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulated Subsidiary” means (i) any Broker-Dealer Subsidiary, (ii) any Subsidiary regulated as an insurance company or clearinghouse and (iii) any Subsidiary whose dividends may be restricted, other activities undertaken by such Subsidiary may be limited or other regulatory actions with respect to such Subsidiary may be taken, in each case by applicable Governmental Authorities in the event that such Subsidiary does not maintain capital at the level required by applicable Governmental Authorities (including DW SEF LLC and TW SEF LLC).

“Related Indemnified Person” has the meaning assigned to such term in Section 9.03(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, partners, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or upon any building, structure, facility or fixture.

“Required Lenders” means, at any time, Lenders having Revolving Exposures (including risk participations in respect of Swing Line Loans) and, without duplication, unused Revolving Commitments, collectively, representing more than 50% of the aggregate Revolving Exposures and, without duplication, unused Revolving Commitments at such time; provided that the unused Revolving Commitments and Revolving Exposure (including risk participations in respect of Swing Line Loans) held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, with respect to any Person, any statute, law, treaty, rule, regulation, order, decree, writ, official guidance, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means (a) the chief executive officer, president, executive vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions of the Borrower or other Loan Party, (b) as to any document delivered on the Closing Date (or, in connection with the closing of any amendment, amendment and restatement, supplement or other modification pursuant to which a certificate of a secretary or assistant secretary is required to be delivered), any secretary or assistant secretary of the Borrower or other Loan Party, (c) solely for purposes of notices given under Article II, any other officer or employee of the Borrower expressly designated as a “Responsible Officer” for purposes of the Loan Documents by any other Responsible Officer in a written notice to the Administrative Agent and (d) any other officer or employee of the Borrower or other Loan Party designated as a “Responsible Officer” for purposes of the Loan Documents in or pursuant to a written agreement between the Borrower or other Loan Party, as applicable, and the Administrative Agent in connection with the Loan Documents.  Any document delivered hereunder that is signed by a Responsible Officer of the Borrower or other Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower or other Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower or other Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower, in each case, other than through the issuance of Qualified Equity Interests. For the avoidance of doubt, (i) payments with respect to Indebtedness convertible into Equity Interests shall not be deemed to be Restricted Payments and (ii) the issuance of any common stock of the Borrower as grants or awards of restricted stock units or performance stock units in accordance with stock option or stock ownership plans, employment agreements, incentive plans or other benefit plans approved by the Borrower’s Board of Directors for management, directors, former directors, employees and former employees of the Borrower and the Restricted Subsidiaries do not constitute Restricted Payments.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revaluation Date” means (a) with respect to any Loan, each of the following:  (i) each date of a Borrowing of a Eurocurrency Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Loan denominated in an Alternative Currency pursuant to Section 2.03 and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require; and (b) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by an Issuing Bank under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or an Issuing Bank shall reasonably determine or the Required Lenders shall reasonably require.

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type, in the same currency, and, in the case of Eurocurrency Rate Loans, having the same Interest Period.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment, if any, of such Revolving Lender to make Revolving Loans and to acquire risk participations in Letters of Credit and Swing Line Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Revolving Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Section 9.04 or pursuant to any Incremental Facility Amendment.  The initial amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule 2.01 to this Agreement, or in the Assignment and Assumption pursuant to which such Revolving Lender shall have assumed its Revolving Commitment, as the case may be.  The initial aggregate amount of the Revolving Lenders’ Revolving Commitments is $500,000,000.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the Outstanding Amount of such Revolving Lender’s Revolving Loans, Swing Line Exposure and LC Exposure at such time.

“Revolving Facility” means the Revolving Commitments and the extension of credit made hereunder by the Revolving Lenders.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any economic sanction administered or enforced by the United States federal government (including without limitation, OFAC), the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract that is entered into by and between the Borrower or any Restricted Subsidiary and any Approved Counterparty (unless otherwise designated in writing by the Borrower and the applicable Approved Counterparty to the Administrative Agent as unsecured, which notice may designate all Swap Contracts under a specified Master Agreement as unsecured).

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks, the Swing Line Lender, any Approved Counterparty party to a Secured Hedge Agreement or Treasury Services Agreement and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Article VIII.

“Security Agreement” means the Security Agreement substantially in the form of Exhibit G, dated as of the Closing Date, among the Borrower, the Guarantors and the Collateral Agent.

“Security Agreement Supplement” has the meaning set forth in the Security Agreement.

“Senior Representative” means, with respect to any Indebtedness that is permitted to be secured by a Lien on the Collateral, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Specified Guarantor” means any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.12).

“Specified Subsidiary” means Tradeweb LLC and Tradeweb Europe Ltd.

“Specified Transaction” means any Investment, disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation or Incremental Revolving Commitment in respect of which the terms of this Agreement require any test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Spot Rate” for a currency means the rate determined by the Administrative Agent or an Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or an Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or such Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided, further, that an Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap” means, any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap Contract.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Exposure” means, as to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage of all outstanding Swingline Loans at such time.

“Swing Line Facility” means the swing line loan facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means Citibank, N.A., in its capacity as provider of Swing Line Loans or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning set forth in Section 2.04(a).

“Swing Line Sublimit” means an amount equal to the lesser of (a) $30,000,000 and (b) the aggregate principal amount of the Revolving Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Commitments.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of April 8, 2019, by and among Tradeweb Markets Inc., Tradeweb Markets LLC, and the other parties thereto, as the same may from time to time be amended, restated, supplemented or otherwise modified; provided that any such amendment, restatement, supplement or other modification does not have a material adverse impact on the interest of any Secured Party in any Collateral or Guarantee.

“Taxes” means all present or future taxes, levies, imposts, duties, withholdings (including backup withholding), assessments, or similar fees, charges or deductions now or hereafter imposed, levied, collected or withheld by any Governmental Authority, and any interest, penalties or additions to tax related thereto.

“Test Period” means, for any date of determination under this Agreement, the latest four consecutive fiscal quarters of the Borrower for which financial statements have been delivered to the Administrative Agent on or prior to the Closing Date and/or for which financial statements are required to have been delivered pursuant to Section 5.01(a) or (b), as applicable.

“Threshold Amount” means $50,000,000.

“Treasury Services Agreement” means any agreement between the Borrower or any Restricted Subsidiary and any Approved Counterparty relating to treasury, depository, credit card, debit card, stored value cards, purchasing or procurement cards and cash management services or automated clearinghouse transfer of funds or any overdraft or similar services.

“Total Indebtedness” means, without duplication, as of any date, the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries that would be included as a liability on the balance sheet of the Borrower and its Restricted Subsidiaries consisting of Indebtedness for borrowed money, purchase money indebtedness, Capital Lease Obligations and debt obligations evidenced by promissory notes, bonds, debentures, loan agreements or similar instruments, determined on a consolidated basis; provided that the term “Indebtedness” as used herein shall not include any of the following:  (i) contingent obligations of the Borrower or any Restricted Subsidiary as an account party or applicant in respect of any letter of credit or letter of guaranty unless such letter of credit or letter of guaranty supports an obligation that constitutes any Indebtedness described above or (ii) any unfunded commitment.

“Transaction Costs” means all fees, costs and expenses incurred or payable by the Borrower or any Restricted Subsidiary in connection with the Transactions.

“Transactions” means (a) the execution, delivery and performance by the Borrower and each other Loan Party of the Loan Documents, (b) the IPO, (c) the consummation of other transactions related to the foregoing and (d) the payment of the Transaction Costs.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurocurrency Rate or the Base Rate.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unreimbursed Amount” has the meaning specified in Section 2.05(a)(x).

“Unrestricted Subsidiary” means (i) any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.12 and (ii) any Subsidiary of an Unrestricted Subsidiary.

“Wholly-Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) shares issued to foreign nationals to the extent required by applicable law) are, as of such date, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In

Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02          [Reserved].

Section 1.03          Terms Generally; Times of Day.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless otherwise indicated or the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).  Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.04          Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment (which the Borrower and the Administrative Agent agree to negotiate in good faith and in respect of which no fee shall be paid to the Lenders) to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP (including any election by the Borrower to operate under IFRS) or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change or election shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Notwithstanding any other provision contained herein, any lease of any Loan Party or any of its Restricted Subsidiaries that is or would have been treated as an operating lease for purposes of

GAAP prior to the issuance by the FASB on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as an operating lease for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) and shall not constitute Indebtedness under this Agreement notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized leases or lease liability in the financial statements.

Section 1.05          Pro Forma Calculations.  For purposes of any determination of LTM Consolidated EBITDA, Consolidated EBITDA the Interest Coverage Ratio or the Leverage Ratio pursuant to this Agreement, the calculation of LTM Consolidated EBITDA, Consolidated EBITDA, the Interest Coverage Ratio and the Leverage Ratio shall be made on a Pro Forma Basis.

Section 1.06          Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount, or the Dollar Equivalent of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount, or the Dollar Equivalent thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount, or the Dollar Equivalent of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount, or the Dollar Equivalent is in effect at such times.

Section 1.07          Exchange Rates; Currency Equivalents.

(a)           The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Revolving Exposure and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial ratios hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or such Issuing Bank, as applicable; provided that for purposes of determining compliance with any Dollar-denominated restriction on (x) the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a currency other than Dollars shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness is incurred, in the case of term debt, or first committed, in the case of revolving credit date; provided that, if indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a currency other than Dollars, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased; and (y) the making of any investment, the Dollar-equivalent amount of any investment denominated in a currency other than Dollars shall be calculated based on the relevant currency exchange rate in effect on the date such investment was made.

(b)           Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be.

Section 1.08          Additional Alternative Currencies.

(a)           The Borrower may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  In the case of any such request with respect to the making of Eurocurrency Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank.

(b)           Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 15 Business Days prior to the date of the desired credit extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion).  In the case of any such request pertaining to Eurocurrency Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Bank thereof.  Each Revolving Lender (in the case of any such request pertaining to Eurocurrency Loans) or such Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., seven Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)           Any failure by a Revolving Lender or Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or Issuing Bank, as the case may be, to permit Eurocurrency Rate Revolving Loans to be made or Letters of Credit to be issued in such requested currency.  If the Administrative Agent and all the Revolving Lenders consent to making Eurocurrency Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Revolving Loans; and if the Administrative Agent and the applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances.  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Borrower.

Section 1.09          Change of Currency.

(a)           Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)           If applicable, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent (after consultation with the Borrower) may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)           Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may (after consultation with the Borrower) from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.10          Limited Condition Transactions.  In connection with any action being taken in connection with a Limited Condition Transaction (including any incurrence or assumption of Indebtedness and the use of proceeds thereof, the incurrence or assumption of any Liens or the making of any Investments, Restricted Payments or fundamental changes, the repayment of any Indebtedness for which an irrevocable notice of prepayment or redemption is required or the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries in connection with a Permitted Acquisition or permitted Investment, in each case, in connection with such Limited Condition Transaction), for purposes of:

(a)           determining compliance with any provision of this Agreement which requires the calculation of the Leverage Ratio or the Interest Coverage Ratio;

(b)           determining compliance with representations, warranties, Defaults or Events of Default (other than for purposes of Section 4.02); or

(c)           testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA, if any),

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date (the “LCT Test Date”) of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into or irrevocable prepayment or redemption notices are provided to the applicable holders, as applicable, and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or assumption of Indebtedness and the use of proceeds thereof, the incurrence or assumption of any Liens or the making of any Investments, Restricted Payments or fundamental changes, the repayment of any Indebtedness for which an irrevocable notice of prepayment or redemption is required or the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries in connection with a Permitted Acquisition or permitted Investment) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCT Test Date for which consolidated financial statements of the Borrower are available, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or other provision, such ratio, basket or other provision shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, baskets or other provisions for which compliance was determined or tested as of the LCT Test Date are exceeded or otherwise not satisfied as a result of fluctuations in any such ratio or basket or non-compliance with such other provision, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, ratios or other provisions will not be deemed to have been exceeded or breached as a result of such fluctuations or non-compliance solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; provided that if such ratios or baskets improve as a result of such fluctuations, such improved ratios and/or baskets may be utilized. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be tested by calculating the availability under such ratio or basket on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated (including any incurrence of Indebtedness and any associated Lien and the use of proceeds thereof; provided that Consolidated Cash Interest Expense for purposes of the Interest Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Borrower in good faith).

ARTICLE II.
THE CREDITS

Section 2.01          Commitments.  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans denominated in Dollars or an Alternative Currency to the Borrower as elected by the Borrower pursuant to Section 2.03 from time to time, on any Business Day during the Revolving Availability Period, in an aggregate Outstanding Amount that will not result in (i) such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment or (ii) the Outstanding Amount of Revolving Loans of the Revolving Lender acting as the Swing Line Lender, when aggregated with such Revolving Lender’s LC Exposure and the amount of Swing Line Loans outstanding, exceeding such Revolving Lender’s Revolving Commitment.  Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow, prepay, and reborrow Revolving Loans.  Revolving Loans denominated in Dollars may be ABR Loans or Eurocurrency Loans, as further provided herein, and Revolving Loans denominated in Alternative Currencies must be Eurocurrency Loans, as further provided herein.

Section 2.02          Funding of Loans.  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Revolving Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.  Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

Section 2.03          Requests for Borrowings.

(a)           Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than (i) 1:00 p.m. (New York City time) three Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Loans denominated in Dollars or any conversion of ABR Loans to Eurocurrency Loans, (ii) 1:00 p.m. (New York City time) four Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Loans denominated in an Alternative Currency and (iii) 11:00 a.m. (New York City time) on the requested date of any Borrowing of ABR Loans; provided, however, that if the Borrower wishes to request Eurocurrency Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each telephonic notice by the Borrower pursuant to this Section 2.03(a) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurocurrency Loans shall be a Dollar Equivalent of approximately $1,000,000 or a whole multiple of approximately $500,000 in excess thereof.  Except as provided in Section 2.05, each Borrowing of or conversion to ABR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Borrowing Request (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing of Revolving Loans, a conversion of Revolving Loans from one Type to the other, or a continuation of Eurocurrency Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the currency in which the Loans to be borrowed are to be denominated, (v) the Type of Loans to be borrowed or to which existing Revolving Loans are to be converted and (vi) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Borrowing Request or fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, ABR Loans (unless the Loan being made or continued is denominated in an Alternative Currency, in which case it shall be made or continued as a Eurocurrency Loan with an Interest Period of one month).  Any such automatic conversion to ABR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Loans in any such Borrowing Request, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of Eurocurrency Loans denominated in an Alternative Currency), it will be deemed to have specified an Interest Period of one month.  If no currency is specified in a Borrowing Request, the requested Borrowing shall be in Dollars.

(b)           Following receipt of a Borrowing Request, the Administrative Agent shall promptly notify each applicable Lender of the amount (and currency) of its pro rata share of the Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to ABR Loans or continuation of Loans denominated in an Alternative Currency described in Section 2.03(a).  In the case of each Borrowing, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for Dollars or the applicable Alternative Currency, as the case may be, not later than 9:00 a.m. or, in the case of ABR Loans, 1:00 p.m. (New York City time, if such Loan is in Dollars, or, otherwise, London time) on the Business Day specified in the applicable Borrowing Request.  Upon satisfaction of the conditions set forth in Section 4.02 (and, with respect to Loans, if any, made on the Closing Date, the conditions set forth in Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with such amount in immediately available funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date a Borrowing Request with respect to a Borrowing of Revolving Loans is given by the Borrower, there are LC Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such LC Borrowings, and second, to the Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurocurrency Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Loan. During the existence of an Event of Default, the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Loans.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Loans upon determination of such interest rate.  The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that ABR Loans are outstanding, the Administrative Agent shall notify the Borrower and the applicable Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect at one time unless otherwise agreed between the Borrower and the Administrative Agent.

(f)            Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such

Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.03(f) shall be conclusive in the absence of manifest error.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing and the Administrative Agent shall promptly remit to Borrower any amounts previously paid by Borrower in respect of such Borrowing under this Section 2.03.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.04          Swing Line Loans.

(a)           The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans in Dollars to the Borrower (each such loan, a “Swing Line Loan”), from time to time on any Business Day during the period beginning on the Business Day after the Closing Date and until the Maturity Date in an aggregate principal amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided that, after giving effect to any Swing Line Loan, (i) the Revolving Exposure of any Lender shall not exceed such Lender’s Revolving Commitment then in effect; and (ii) the Outstanding Amount of Revolving Loans of the Revolving Lender acting as the Swing Line Lender, when aggregated with such Revolving Lender’s LC Exposure and the amount of Swing Line Loans outstanding, exceeding such Revolving Lender’s Revolving Commitment; provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be an ABR Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)           Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender, which may be given by telephone. Each such notice must be received by the Swing Line Lender not later than 2:00 p.m. (New York City time) on the requested borrowing date and shall specify (i) the principal amount to be borrowed, which principal amount shall be a minimum of $100,000 (and any amount in excess of $100,000 shall be in integral multiples of $100,000) and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. (New York City time) on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m. (New York City time) on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.  Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when a Revolving Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Swing Line Lender’s fronting exposure with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Line Loans, including by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swing Line Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Applicable Percentage of the outstanding Swing Line Loans.

(c)           Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes such Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.03, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 3:00 p.m. (New York City time) on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by the Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect, plus any reasonable administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) (but not to purchase and fund risk participations in Swing Line Loans) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)            At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage or other applicable share provided for under this Agreement of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in this Agreement (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e)                                  Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its ABR Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)                                   Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g)                                  Replacement of the Swing Line Lender.  The Swing Line Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swing Line Lender and the successor Swing Line Lender. The Administrative Agent shall notify the Lenders of any such replacement of a Swing Line Lender. From and after the effective date of any such replacement, (x) the successor Swing Line Lender shall have all the rights and obligations of the replaced Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require.  After the replacement of a Swing Line Lender hereunder, the replaced Swing Line Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made by it prior to its replacement, but shall not be required to make additional Swing Line Loans.

(h)                                 Resignation of the Swing Line Lender.  Subject to the appointment and acceptance of a successor Swing Line Lender, the Swing Line Lender may resign as a Swing Line Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Swing Line Lender shall be replaced in accordance with Section 2.04(g).

Section 2.05                             Letters of Credit.

(a)                                 The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, (x) from time to time on any Business Day during the period from the Closing Date until the fifth Business Day prior to the Maturity Date, to issue Letters of Credit denominated in Dollars or any Alternative Currency for the account of the Borrower under the Revolving Facility (provided that any Letter of Credit may be for the benefit of any Subsidiary of the Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with this Section 2.05, and (y) to honor drawings under the Letters of Credit and (B) the Revolving Lenders severally agree to participate in Letters of Credit pursuant to this Section 2.05; provided that no Issuing Bank shall make LC Credit Extensions with respect to Letters of Credit, and Revolving Lenders shall not be obligated to participate in Letters of Credit if, after giving effect to such LC Credit Extension, (x) the Revolving Exposure of any Lender would exceed its Revolving Commitment or (y) the Outstanding Amount of the L/C Exposure would exceed its Letter of Credit Sublimit.  Each request by the Borrower for an LC Credit Extension shall be deemed to be a representation by the Borrower that the LC Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period and subject to the consent of the applicable Issuing Bank, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)                                  No Issuing Bank shall issue or amend any Letters of Credit if:

(1)                           subject to Section 2.05(a)(viii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless otherwise agreed by such Issuing Bank and the Administrative Agent; or

(2)                           the expiry date of such requested Letter of Credit would occur after the applicable fifth Business Day prior to the Maturity Date, unless each Revolving Lender shall have approved such expiry date.

(iii)                               [Reserved].

(iv)                              [Reserved].

(v)                                 Each Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included each Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Banks.

(vi)                              Each Letter of Credit shall be issued or amended, as the case may be, with the consent of the applicable Issuing Bank and upon the request of the Borrower delivered to such Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by such Issuing Bank and the Administrative Agent not later than 1:00 p.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the applicable Issuing Bank may agree in a particular instance in its sole discretion.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank:  (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (g) the currency in which the request Letter of Credit will be denominated; and (h) such other information as shall be necessary to prepare such Letter of Credit.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other information as shall be necessary to amend such Letter of Credit.

(vii)                           Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof.  Unless such Issuing Bank has received written notice from the Required Lenders, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more conditions contained in Section 4.02 (and, with respect to Letters of Credit, if any, issued on the Closing Date, the conditions set forth in Section 4.01) shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank may (but shall not be required to), on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender under the applicable Revolving Facility shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from such Issuing Bank a risk participation in such Letter of Credit in an amount equal to such Revolving Lender’s Applicable Percentage under the applicable Revolving Facility times the amount of such Letter of Credit.

(viii)                        If the Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit such Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the fifth Business Day prior to the Maturity Date; provided that such Issuing Bank shall not permit any such renewal if (A) such Issuing Bank has determined that it would not be permitted to issue such Letter of Credit in its renewed form under the terms thereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Nonrenewal Notice Date from the Administrative Agent or the Required Lenders, as applicable, or the Borrower that one or more of the conditions specified in Section 4.02 is not then satisfied.

(ix)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(x)                                 Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify promptly the Borrower and the Administrative Agent thereof.  In the case of an LC Disbursement with respect to any Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the applicable Issuing Bank in such Alternative Currency, unless (A) such Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such Issuing Bank promptly following receipt of the notice of drawing that the Borrower will reimburse such Issuing Bank in Dollars.  In the case of any such reimbursement in Dollars of an LC Disbursement under a Letter of Credit denominated in an Alternative Currency, the applicable Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the LC Disbursement promptly following the determination thereof.  Not later than 11:00 a.m. on the first Business Day following the date on which the Borrower receives notice of any LC Disbursement (each such date, an “Honor Date”), the Borrower shall reimburse the applicable Issuing Bank in an amount equal to the amount of such LC Disbursement and in the applicable currency.  If the Borrower fails to so reimburse such Issuing Bank by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed LC Disbursement (the “Unreimbursed Amount”) (expressed in Dollars based on the Dollar Equivalent amount thereof in the case of an Alternative Currency), and the amount of such Revolving Lender’s Applicable Percentage thereof.  In such event, the Borrower shall be deemed to have requested an ABR Revolving Loan to be disbursed on the Honor Date in an amount equal to the Outstanding Amount of such LC Disbursement, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Revolving Commitments, and subject to the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Request).  Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.05(a)(x) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(xi)                              Each Revolving Lender (including any such Lender acting as an Issuing Bank) shall upon receipt of any notice made pursuant to Section 2.05(a)(x) make funds available to the Administrative Agent for the account of the applicable Issuing Bank at the Administrative Agent’s Office for payments in an amount equal to its Applicable Percentage of any LC Disbursement that has not been reimbursed by the Borrower at or prior to 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(a)(xii), each Revolving Lender that so makes funds available shall be deemed to have made an ABR Revolving Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable Issuing Bank and such funds shall be applied to repay the applicable LC Disbursement.

(xii)                           With respect to any LC Disbursement that is not fully reimbursed by the Borrower and has not been refinanced by an ABR Revolving Loan because the applicable conditions set forth in Article IV cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank an LC Borrowing in the Outstanding Amount of the LC Disbursement that is not so reimbursed or refinanced, which LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate specified in Section 2.11(c).  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.05(a)(xi) shall be deemed payment in respect of its participation in such LC Borrowing and shall constitute an LC Advance from such Lender in satisfaction of its participation obligation under this Section 2.05.

(xiii)                        Until a Revolving Lender funds its Revolving Loan or LC Advance pursuant to this Section 2.05(a) to reimburse the applicable Issuing Bank for any LC Disbursement, interest in respect of such Revolving Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable Issuing Bank.

(xiv)                       Each Revolving Lender’s obligation to make Revolving Loans or LC Advances to reimburse the applicable Issuing Bank for LC Disbursements that are not reimbursed by the Borrower as set forth herein, as contemplated by this Section 2.05(a), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.05(a) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Borrowing Request).  No such making of an LC Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(xv)                          If any Revolving Lender fails to make available to the Administrative Agent for the account of an Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(a) by the time specified in Section 2.05(a)(xi), such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the applicable Overnight Rate from time to time in effect plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing.  A certificate of an Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.05(a)(xv) shall be conclusive absent manifest error.

(xvi)                       If any Revolving Lender becomes a Defaulting Lender following the issuance of any Letter of Credit, the Borrower will promptly deposit Cash Collateral with the Administrative Agent in an amount equal to such Defaulting Lender’s Applicable Percentage of each outstanding Letter of Credit which Cash Collateral shall be held by the Administrative Agent to secure such Defaulting Lender’s obligations to participate in such Letter of Credit (and, if any Cash Collateral remains following the return or expiration of such Letter of Credit, shall be returned to the Borrower promptly following such return or expiration).

(b)                                 Repayment of Participations.

(i)                                     If, at any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s LC Advance in respect of such payment in accordance with Section 2.05(a), the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related LC Disbursement or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s LC Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.05(a)(x) is required to be returned under any of the circumstances described in Section 9.03 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Revolving Lenders under this clause (b)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(c)                                  The obligation of the Borrower to reimburse the applicable Issuing Bank for each LC Disbursement and to repay each LC Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by an Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by an Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any bankruptcy or insolvency proceeding;

(v)                                 any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(vi)                              any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower;

provided that the foregoing shall not excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by any Requirement of Law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, or acts or omissions by such Issuing Bank constituting gross negligence or willful misconduct by, such Issuing Bank.

(d)                                 Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of, an Issuing Bank (as determined by a final and non-appealable judgment of a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(e)                                  If (i) any Event of Default occurs and is continuing and the Required Lenders require the Borrower to Cash Collateralize the LC Exposure or (ii) an Event of Default pursuant to clause (h) or (i) of Section 7.01  occurs and is continuing, then the Borrower shall Cash Collateralize the LC Exposure (in an amount equal to the Outstanding Amount thereof determined as of the date of such Event of Default), and shall do so not later than 2:00 p.m. (New York City time) on (x) in the case of the immediately preceding clause (i), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 Noon (New York City time) or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (ii), the Business Day on which an Event of Default set forth under clause (h) or (i) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day.  For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable Issuing Bank and the Revolving Lenders, as collateral for the LC Exposure, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank (which documents are hereby consented to by the Revolving Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents selected by the Administrative Agent in its sole discretion.  The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Requirements of Law, to reimburse the applicable Issuing Bank.  To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such LC Exposure and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower within three days of the date that such excess accrues together with all interest, if any, that has accrued on such amount.  If such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral shall be refunded to the Borrower within three days of the occurrence of such cure or waiver together with all interest, if any, that has accrued on such amount.

(f)                                   Applicability of ISP.  Unless otherwise expressly agreed by the relevant Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(g)                                  Conflict with Letter of Credit Application.  Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(h)                                 Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(i)                                     Addition of an Issuing Bank.  A Revolving Lender may become an additional Issuing Bank hereunder pursuant to a written agreement between the Borrower and such Revolving Lender and with the consent of the Administrative Agent (not to be unreasonably withheld or delayed).  The Administrative Agent shall notify the Revolving Lenders of any such additional Issuing Bank.

Section 2.06                             Termination and Reduction of Commitments.

(a)                                 Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(b)                                 The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 or if less, the entire remaining amount and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the aggregate Revolving Exposures (excluding the portion of the Revolving Exposures attributable to outstanding Letters of Credit if and to the extent that the Borrower has made arrangements satisfactory to the Administrative Agent and each applicable Issuing Bank with respect to such Letters of Credit and each applicable Issuing Bank has released the Revolving Lenders from their participation obligations with respect to such Letters of Credit) would exceed the aggregate Revolving Commitments.

(c)                                  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Indebtedness or other contingent transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition or contingency is not satisfied.  Any termination or reduction of the Revolving Commitments shall be permanent.  Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

Section 2.07                             Repayment of Loans; Evidence of Debt.

(a)                                 The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date in the currency in which such Revolving Loan is denominated.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 Absent manifest error, the entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent.

Section 2.08                             [Reserved].

Section 2.09                             Prepayment of Loans.

(a)                                 The Borrower shall have the right at any time and from time to time to prepay any Borrowing under the Revolving Facility in whole or in part, subject to the requirements of this Section.

(b)                                 In the event and on such occasion that the aggregate Revolving Exposures exceed 100% of the aggregate Revolving Commitments, the Borrower shall immediately prepay Revolving Loans (or, if no such Borrowings are outstanding, Cash Collateralize Letters of Credit pursuant to Section 2.05(e)) in an aggregate amount equal to the amount by which such Revolving Exposures exceed the aggregate Revolving Commitments; provided that if such excess results from fluctuations in the Dollar Equivalent of Loans denominated in Euros, Sterling or any other Alternative Currency and such excess is less than 5% of the Revolving Commitments, no such prepayment of Revolving Loans shall be required.

(c)                                  In connection with any optional prepayment pursuant to Section 2.09(a), the Borrower shall notify the Administrative Agent by telephone (confirmed by any approved form of electronic communication or otherwise in writing) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing denominated in Dollars, not later than 1:00 p.m. (New York City time) three Business Days before the date of prepayment, (ii) in the case of prepayment of a Eurocurrency Borrowing denominated in an Alternative Currency, not later than 1:00 p.m. (New York City time) four Business Days before the date of prepayment or (iii) in the case of prepayment of an ABR Borrowing, not later than 3:00 p.m. (New York City time) on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or Borrowings or portion thereof to be prepaid; provided that a notice of optional prepayment may state that such notice is conditional upon the occurrence of an event specified therein, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to 1:00 p.m. (New York City time) on the specified date) if such condition is not satisfied; provided, further, that each such notice must be in a form reasonably acceptable to the Administrative Agent.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in

Section 2.03(a), except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing; provided that during the continuance of an Event of Default, each prepayment shall be applied pro rata.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11, except in the case of partial prepayment of ABR Loans, which interest shall be payable on the next scheduled interest payment date.

Section 2.10                             Fees.

(a)                                 The Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Lender, a commitment fee in Dollars equal to 0.25% per annum times the actual daily amount by which the aggregate Revolving Commitments exceed the sum of (A) the Outstanding Amount of Revolving Loans and (B) the Outstanding Amount of L/C Exposure; provided that any commitment fee accrued with respect to any of the Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender, except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; provided, further, that no commitment fee shall accrue on any of the Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee shall accrue at all times from the Closing Date until the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing June 30, 2019, and on the Maturity Date.  The commitment fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee in Dollars with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the actual daily Outstanding Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements or LC Borrowings) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure; provided that no such fee shall accrue on the LC Exposure of a Defaulting Lender during any period that it is a Defaulting Lender, and (ii) to each applicable Issuing Bank a fronting fee in Dollars, which shall accrue at a rate per annum equal to 0.125% on the actual daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements or LC Borrowings) under any Letter of Credit issued by such Issuing Bank during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure under any Letter of Credit issued by such Issuing Bank, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees shall accrue at all times from the Closing Date until the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing June 30, 2019, and on the Maturity Date.  Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten Business Days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds in the currency specified herein (or, if no currency is specified, in Dollars), to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances, absent manifest error.

Section 2.11                             Interest.

(a)                                 The Loans comprising each ABR Borrowing shall bear interest at the Base Rate plus the Applicable Rate.

(b)                                 The Loans comprising each Eurocurrency Borrowing shall bear interest at the applicable Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                  Notwithstanding the foregoing, (i) if any amount (other than principal of any Loan) payable by the Borrower hereunder (including any LC Disbursement or LC Borrowing) is not paid when due, whether at stated maturity, upon acceleration or otherwise, such amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section and (ii) if any principal of any Loan payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section.

(d)                                 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  All computations of interest for ABR Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including ABR Loans determined by reference to the Eurocurrency Rate).  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Revolving Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.12                             Alternate Rate of Interest.  Subject to the definition of “Eurocurrency Rate,” if prior to the commencement of any Interest Period for a Eurocurrency Borrowing in any currency:

(a)                                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such currency for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate for such currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or any approved form of electronic communication as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (1) any request pursuant to Section 2.03(a) that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in the affected currency shall be ineffective and (2) if any Borrowing Request requests a Eurocurrency Borrowing in such currency, such Borrowing shall instead be an ABR Borrowing.

Section 2.13                             Increased Costs.

(a)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets or liquidity of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement contemplated by Section 2.13(e) other than as set forth below);

(ii)                                  impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)                               subject any Lender or Issuing Bank to any Tax with respect to any Loan Document, or any Loan made by it or any Letter of Credit or participation therein, except for (X) Indemnified Taxes or Other Taxes indemnified under Section 2.15 or any such Taxes that are otherwise indemnifiable under Section 2.15 but were not indemnified as a result of the Administrative Agent or Lender, as applicable, requesting indemnification after the applicable date set forth in the proviso to the first sentence of Section 2.15(c), (Y) any penalties not indemnified under the first sentence of Section 2.15(c) and (Z) any Excluded Taxes;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or, in the case of clause (iii), any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided, that no Lender or Issuing Bank shall be entitled to request compensation for any increased cost if it shall not certify that it is the general policy and practice of such Lender or Issuing Bank to seek compensation in similar circumstances under similar provisions in comparable credit facilities to the extent it is entitled to do so.

(b)                                 If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or Issuing Bank setting forth in reasonable detail the basis for and the calculation of the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.13 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten Business Days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)                                  The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Revolving

Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Revolving Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date or which interest is payable on such Loan; provided the Borrower shall have received at least ten Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice ten Business Days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable ten Business Days from receipt of such notice.

Section 2.14                             Break Funding Payments.  In the event of (a) the payment or prepayment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(c) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17 or Section 9.02(b), then, in any such event, the Borrower shall compensate each applicable Lender for the loss, cost and expense attributable to such event (excluding loss of anticipated profits).  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan (excluding the Applicable Rate), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurocurrency market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten Business Days after receipt thereof.

Section 2.15                             Taxes.

(a)                                 All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Requirement of Law.  If any applicable Requirement of Law (as determined in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Taxes from such payments, then (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all such required deductions have been made by the applicable withholding agent (including such deductions applicable to additional sums payable under this Section 2.15) the Lender (or, in the case of a payment to the Administrative Agent, for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)                                 Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)                                  The Borrower shall indemnify and hold harmless the Administrative Agent and each Lender, within twenty Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document, and any Other Taxes, payable by the Administrative Agent or such Lender (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any reasonable out of pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except for any penalties, interest or expenses to the extent determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Administrative Agent or Lender; provided that if the Administrative Agent or any Lender requests indemnification more than 180 days after the earlier of (1) the date on which the Administrative Agent or the applicable Lender received written demand for payment of the applicable Indemnified Taxes or Other Taxes from the relevant Governmental Authority or (2) the date on which the Administrative Agent or the applicable Lender paid the applicable Indemnified Taxes or Other Taxes, the Administrative Agent or the applicable Lender shall not be indemnified to the extent that the Borrower is actually prejudiced by the indemnitee’s failure to request indemnification no later than the end of the foregoing 180-day period.  The written demand shall be made in a certificate setting forth the amount of such Indemnified Taxes or Other Taxes and, in reasonable detail, the calculation and basis for such Indemnified Taxes or Other Taxes, and shall be assumed to be correct absent manifest error.

(d)                                 As soon as practicable after any payment of any Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt, if available, issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  (i) Each Lender that is a United States person as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two duly completed and signed original copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(ii)                                  Each Lender that is a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)                                                 two duly completed signed original copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, claiming eligibility for the benefits of an income tax treaty to which the United States is a party,

(B)                                                 two duly completed signed original copies of Internal Revenue Service Form W-8ECI,

(C)                                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) two duly completed signed original certificates substantially in the form of Exhibit C (any such certificate a “United States Tax Compliance Certificate”) and (2) two duly completed signed original copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, or

(D)                                                 to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), two duly completed signed original copies of Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, United States Tax Compliance Certificate, Form W-9 or any other information from each beneficial owner that would be required under this Section 2.15(e) if such beneficial owner were a Lender, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of such beneficial owner.

(iii)                               Without limitation of its obligations under paragraphs (i) or (ii), each Lender shall, at such time(s) as reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent, properly completed and executed, as will permit payments made to such Lender under the Loan Documents to be made without or at a reduced rate of withholding tax.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(iv)                              Each Lender shall deliver to the Borrower and the Administrative Agent two further signed original copies of any previously delivered documentation (or applicable successor thereto) on or before the date that any such prior documentation expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrower or the Administrative Agent, or promptly notify the Borrower and the Administrative Agent in writing that it is legally ineligible to do so.  Each Lender shall promptly notify the Borrower and the Administrative Agent in writing at any time it determines that it is no longer in a position to provide any previously delivered documentation to the Borrower or the Administrative Agent.

(v)                                 Notwithstanding any other provision of this Section 2.15(e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(vi)                              If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (vi), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)                                   Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 2.15(e).

(g)                                  The Administrative Agent shall provide the Borrower with, if it is a United States person (as defined in Section 7701(a)(30) of the Code), two copies of duly completed and executed Internal Revenue Service Form W-9 certifying that it is exempt from U.S. federal backup withholding, and, if it is not a United States person, two copies of duly completed and executed (1) Internal Revenue Service Form W-8ECI, Form W-8BEN, or Form W-8BEN-E, as applicable, with respect to payments to be received by it as a beneficial owner and (2) Internal Revenue Service Form W-8IMY (together with required accompanying documentation) assuming primary responsibility for U.S. federal income tax withholding with respect to payments to be received by it on behalf of the Lenders, and shall update such forms periodically upon the reasonable request of the Borrower.  Notwithstanding any other provision of this Section 2.15(g), the Administrative Agent shall not be required to deliver any form that such Administrative Agent is not legally eligible to deliver, provided that, in the event that the Administrative Agent is not legally eligible to deliver the forms described in this Section 2.15(g), the Borrower may require the appointment of a sub-agent in accordance with Article VIII, which sub-agent shall deliver to the Borrower the documentation described in this Section 2.15(g).

(h)                                 If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable expenses (including any Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(i)                                     The Administrative Agent and each Lender shall use commercially reasonable efforts to cooperate with the Borrower in attempting to recover any Indemnified Taxes and Other Taxes that the Borrower reasonably asserts were improperly imposed if (i) in the good faith judgment of the Administrative Agent or such Lender, as applicable, such cooperation would not subject the Administrative Agent or such Lender, as applicable, to any unreimbursed cost or expense or otherwise be materially disadvantageous to the Administrative Agent or such Lender, as applicable, and (ii) based on written advice of the Borrower’s independent accountants or external legal counsel delivered to such Administrative Agent or Lender, there is a reasonable basis for the Borrower to contest with the applicable Governmental Authority the imposition of such Indemnified Taxes or Other Taxes; provided, however, that any such attempts shall be at the sole cost of the Borrower and the Borrower shall indemnify the Administrative Agent and each Lender for any costs it incurs in connection with complying with this Section 2.15(i).  In such event, the applicable Administrative Agent or Lender shall only be required to pursue the applicable refund in a commercially reasonable manner, and at the Borrower’s sole cost and expense.  In no event will this Section 2.15(i) relieve the Borrower of its obligation to pay any additional amounts or indemnification payments to the Administrative Agent or any Lender under this Section 2.15.  Any refund obtained shall be repaid to the Borrower to the extent provided in Section 2.15(h).

(j)                                    For purposes of this Section 2.15, the term “Lender” shall include any Issuing Bank and any Swing Line Lender.

Section 2.16                             Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)                                 The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Borrowings or LC Disbursements, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 3:00 p.m. (New York City time (or, in the case of an Alternative Currency, London time), on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Administrative Agent’s Office for the applicable currency, except payments to be made directly to the applicable Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds.  If, for any reason, the Borrower is prohibited by any Requirement of Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.  The Administrative Agent will promptly distribute to each Lender its pro rata (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s lending office.

(b)                                 Subject to Section 2.16(e), if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Borrowings and LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Borrowings and LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Borrowings and LC Disbursements then due to such parties.

(c)                                  Subject to Section 2.16(e), if any Lender under the Revolving Facility shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or LC Advances resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and LC Advances and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or other Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(e)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.03(b), 2.16(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.17                             Mitigation Obligations; Replacement of Lenders.

(a)                                 If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be materially disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee or the Borrower, (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Additionally, at any time that a Lender is a Defaulting Lender, the Borrower may elect to terminate the Commitment of such Lender so long as any resulting change in the Revolving Exposures as a result of such termination would not cause the Revolving

Exposure of any Revolving Lender to exceed the Revolving Commitment of such Revolving Lender except in the case of any Revolving Loans of such Defaulting Lender that are then outstanding (in which case, the Borrower may only terminate the unused portion of such Defaulting Lender’s Revolving Commitment; provided that upon any prepayment of Revolving Loans by the Borrower following any such termination, the outstanding Revolving Loans of such Defaulting Lender shall be prepaid as if its Revolving Commitment was as in effect at the time such Defaulting Lender became a Defaulting Lender).

Section 2.18                             Incremental Revolving Commitments.

(a)                                 At any time and from time to time prior to the Maturity Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to increase the existing Revolving Commitments (“Incremental Revolving Commitments”) and, at the Borrower’s option, increase the Swing Line Facility and the Letter of Credit Sublimit on a ratable basis (with the consent of the Swing Line Lender and the Issuing Banks, respectively).  Notwithstanding anything to the contrary herein, the aggregate principal amount of the Incremental Revolving Commitments shall not exceed $250,000,000.  Each exercise of the Borrower’s right to seek Incremental Revolving Commitments shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $25,000,000 (or such lesser amount approved by the Administrative Agent).

(b)                                 Each notice from the Borrower pursuant to this Section shall set forth the requested amount and the proposed terms of the relevant Incremental Revolving Commitments.  Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Revolving Commitments (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) shall be reasonably satisfactory to the Borrower, the Administrative Agent, the Swing Line Lender and each Issuing Bank and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Lender and the Administrative Agent.  No Lender shall be obligated to provide any Incremental Revolving Commitment unless, in its sole discretion, it so agrees.  An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section (including to provide for voting provisions applicable to the Additional Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.03(b)).  The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date).

(c)                                  The terms, provisions and documentation of Incremental Revolving Commitments shall be, identical to the existing Revolving Commitments existing on the closing date of such Incremental Facility Amendment (other than with respect to upfront fees applicable to such Incremental Revolving Commitments).

Section 2.19                             Extension Option.

(a)                                 The Borrower may, by notice to the Administrative Agent (which shall promptly notify the Lenders) not more than 60 days and not less than 30 days prior to any two anniversaries of the Closing Date (each such anniversary, an “Anniversary Date”), request that the Lenders extend the Maturity Date applicable to their Revolving Commitments for an additional one-year period from the Commitment Termination Date then in effect hereunder (the “Existing Commitment Termination Date”).

(b)                                 Each such Lender, acting in its sole discretion, shall, by notice to the Borrower and the Administrative Agent given no later than the date (herein, the “Consent Date”) that is 20 days after the date of the extension request (or, if such date is not a Business Day, the next succeeding Business Day), advise the Borrower and the Administrative Agent whether or not such Lender agrees to such extension; provided that each Lender that determines not to so extend the Commitment Termination Date (a “Non-Extending Lender”) shall notify the Administrative Agent (which shall notify the other Lenders) of such fact promptly after such determination (but in any event no later than the Consent Date) and any Lender that does not so advise the Borrower on or before the Consent Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c)                                  The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section 2.19 no later than the date 25 days after the date of the extension request (or, if such date is not a Business Day, on the next preceding Business Day).

(d)                                 If and only if the total of the Revolving Commitments of the Lenders that have agreed to extend their Commitment Termination Date (after giving effect to any Lenders that agree to become Lenders in connection with any extension pursuant to this Section 2.19) shall be more than 50% of the aggregate Revolving Commitments in effect immediately prior to the applicable Anniversary Date, then, effective as of such Anniversary Date, the Commitment Termination Date of each extending Lender shall be extended automatically, without any other action by any Person, to the date that is one year after the Existing Commitment Termination Date, provided that, on the Consent Date, the conditions set forth in Section 4.02 are satisfied. The Administrative Agent will promptly notify the Borrower and the Lenders of each extension of the Commitment Termination Date pursuant to this Section 2.19.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that:

Section 3.01                             Organization; Powers.  Each of the Borrower, the Guarantors and the Material Restricted Subsidiaries (a) is duly organized, validly existing and (where such concept exists) in good standing (or its equivalent, if any) under the laws of the jurisdiction of its organization except to the extent failure to do so (other than with respect to the Borrower) would not reasonably be expected to have a Material Adverse Effect, (b) has all requisite corporate power and authority to carry on its business as now conducted except where the failure to have the same would not reasonably be expected to have Material Adverse Effect and (c) is qualified to do business in, and (where such concept exists) is in good standing (or its equivalent, if any) in, every jurisdiction where such qualification is required except where the failure to be so qualified or to be (where such concept exists) in good standing (or its equivalent, if any) would not reasonably be expected to have a Material Adverse Effect.

Section 3.02                             Authorization; Enforceability.

(a)                                 The Transactions to be entered into and the execution and delivery of this Agreement and each other Loan Document to which it is a party by each Loan Party are within such Loan Party’s corporate powers and have been or will by the time required be duly authorized by all necessary corporate or other action.

(b)                                 This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which such Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03                             Governmental Approvals; No Conflicts.  The Transactions and the execution and delivery of this Agreement by each Loan Party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been, or will be by the time required, obtained or made and are, or will be by the time required, in full force and effect, (b) will not violate the Organizational Documents of any Loan Party, (c) will not violate any Requirement of Law applicable to the Borrower, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Restricted Subsidiary or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary, except Liens permitted by Section 6.02, except, in the case of clauses (c) and (d), for any such violations, defaults or rights that, would not reasonably be expected to have a Material Adverse Effect.

Section 3.04                             Financial Condition; No Material Adverse Change.

(a)                                 The Historical Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied.

(b)                                 No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect since December 31, 2018.

Section 3.05                             Properties.  Except as would not reasonably be expected to have a Material Adverse Effect:

(a)                                 each of the Borrower and the Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes; and

(b)                                 the Borrower and the Restricted Subsidiaries own, or are licensed to use, all IP Rights  material to the business of the Borrower and the Restricted Subsidiaries, taken as a whole, and the operation of their respective businesses, including the use of IP Rights by the Borrower or such Restricted Subsidiary, as applicable, does not infringe upon, misappropriate or violate the rights of any other Person.

Section 3.06                             Litigation and Environmental Matters.

(a)                                 There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against the Borrower or any Restricted Subsidiary as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected to have a Material Adverse Effect (other than the Disclosed Matters).

(b)                                 Except for the Disclosed Matters and except with respect to any other matters that would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.

Section 3.07                             Compliance with Laws.  Each of the Borrower and the Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 3.08                             Investment Company Status.  None of the Borrower or any Guarantor is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.09                             Taxes.  Except (a) for failures that would not reasonably be expected to have a Material Adverse Effect and (b) with respect to Taxes that are being contested in good faith by appropriate proceedings for which adequate reserves have been provided on the books of the Borrower or its Subsidiaries in accordance with GAAP, the Borrower and each of its Subsidiaries has (i) timely filed or caused to be filed (taking into account valid extensions) all Tax returns and reports required to have been filed, and (ii) paid or caused to be paid all Taxes required to have been paid by it (including any such Taxes in the capacity of a withholding agent).

Section 3.10                             ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to have a Material Adverse Effect.  The minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied except where a failure to meet such minimum funding standards would not reasonably be expected to have a Material Adverse Effect.  There exists no Unfunded Pension Liability with respect to any Plan, except as would not reasonably be expected to have a Material Adverse Effect.  Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject thereto) maintained by the Borrower or any ERISA Affiliate is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal, state or foreign Laws.

Section 3.11                             Disclosure.  None of the reports, financial statements, certificates or any other information (other than information of a general economic or general industry nature) furnished in writing by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished and taken together as a whole) contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to any such information consisting of projections, forecasts and other forward-looking statements with respect to the Borrower or any of its Subsidiaries (collectively, the “Projections”), the Borrower represents only that any such Projections have been prepared based upon good faith assumptions believed by it to be reasonable at the time prepared (it being understood that such Projections are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no guarantee or other assurance can be given that any Projections will be realized, and that actual results may differ from Projections and such difference may be material).

Section 3.12                             Insurance.  The Borrower believes that the insurance maintained by or on behalf of the Borrower and its Material Restricted Subsidiaries complies with the requirements set forth in Section 5.06.

Section 3.13                             Federal Reserve Regulations.

(a)                                 No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)                                 Taking into account all of the Transactions, no part of the proceeds of the Loans will be used for any purpose that violates the provisions of the Regulations of the Board, including Regulation T, U or X.

Section 3.14                             OFAC.  Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction.

Section 3.15                             Anti-Corruption Laws and Patriot Act.  The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with applicable Anti-Corruption Laws and the Patriot Act, as amended, and regulations thereunder, and have instituted and maintained policies and procedures reasonably designed to achieve compliance with such laws and regulations.

Section 3.16                             Security Documents.

(a)                                 Valid Liens.  Each Collateral Document delivered pursuant to Section 4.01 and Sections 5.10 and 5.11 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby, and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 4 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements or the taking of possession or control, in each case subject to no Liens other than Liens permitted by Section 6.02.

(b)                                 PTO Filing; Copyright Office Filing.  When the Intellectual Property Security Agreements are properly filed in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, to the extent such filings may perfect such interests, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office and Copyrights (as defined in the Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect the Collateral Agent’s Lien on registered Patents, Trademarks and Copyrights (each as defined in the Security Agreement) acquired by the grantors thereof after the Closing Date).

Section 3.17                       Solvency.  On the Closing Date after giving effect to the Transactions:

(a)                                 the Fair Value of the assets of Borrower and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities;

(b)                                 the Present Fair Salable Value of the assets of Borrower and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities;

(c)                                  the Borrower and its Restricted Subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and

(d)                                 the Borrower and its Subsidiaries on a consolidated basis taken as a whole will be able to pay their Liabilities as they mature.

For purposes of this Section 3.17, (a) “Fair Value” of the assets of any Persons means the amount at which the assets (both tangible and intangible), in their entirety, of such Persons taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act; (b) “Present Fair Salable Value” of the assets of any Persons means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of such Persons taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated; (c) “Liabilities” of any Persons means the liabilities (including contingent liabilities) of such Persons taken as a whole, as of the Closing Date after giving effect to the consummation of the Transactions; (d) “will be able to pay their Liabilities as they mature” for any Persons means for the period from the Closing Date through the Maturity Date, such Persons taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or otherwise become payable, in light of business conducted or anticipated to be conducted by such Persons and in light of the anticipated credit capacity; and (e) “do not have Unreasonably Small Capital” for any Persons means such Persons taken as a whole, after giving effect to the Transactions, is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the Closing Date through the Maturity Date.

ARTICLE IV.
CONDITIONS

Section 4.01                             Conditions to the Closing Date.  This Agreement and the obligations of the Lenders to make Loans and of the Issuing Banks to make LC Credit Extensions hereunder shall become effective on the first date when each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                                 The Administrative Agent shall have received the following, each of which shall be originals, telecopies or electronic copies unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (except as otherwise provided below), each dated a date on or prior to the Closing Date and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)                                     executed counterparts of this Agreement, duly executed by each Loan Party and each of the other parties listed on the signature pages hereto;

(ii)                                  counterparts of each Collateral Document required to be executed on the Closing Date, duly executed by each Loan Party party thereto, together with:

(A)                                                 certificates, if any, representing the Pledged Equity in the Borrower and in each wholly owned Domestic Subsidiary of the Borrower (other than those described under clause (b) of the definition of Excluded Subsidiary), accompanied by undated stock or membership interest powers executed in blank and instruments evidencing the Pledged Debt (including the Intercompany Note) indorsed in blank (or confirmation in lieu thereof reasonably satisfactory to the Administrative Agent or its counsel that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel);

(B)                                                 copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code in all United States jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens created under the Security Agreement on assets of the Loan Parties that are parties to the Security Agreement, covering the Collateral described in the Security Agreement; and

(C)                                                 evidence that all other actions, recordings and filings required by the Collateral Documents (including the filing of the Intellectual Property Security Agreements with the United States Patent and Trademark Office and United States Copyright Office, as applicable) as of the Closing Date or that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iii)                               a promissory note executed by the Borrower in favor of each Lender requesting three Business Days in advance a promissory note evidencing the Loan provided by such Lender;

(iv)                              such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Loan Parties as the Administrative

Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(v)                                 a certificate of good standing for each Loan Party from its jurisdiction of organization;

(vi)                              a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Section 4.02(a) and (b) have been satisfied;

(vii)                           a favorable opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender (as of the Closing Date);

(viii)                        evidence reasonably acceptable to the Collateral Agent that all applicable insurance policies of the Loan Parties name the Collateral Agent as additional insured or loss payee, as appropriate;

(ix)                              the Perfection Certificate, duly completed and executed by the Borrower; and

(x)                                 a solvency certificate from the chief financial officer of the Borrower (after giving effect to the Transactions).

(b)                                 The Borrower shall have paid (or caused to be paid) all fees and expenses due to the Arrangers and the Lenders required to be paid on the Closing Date and, in the case of expenses, to the extent a reasonably detailed invoice has been delivered to the Borrower at least two Business Days prior to the Closing Date.

(c)                                  On the Closing Date, neither the Borrower nor any of its Subsidiaries shall have any outstanding Indebtedness for borrowed money or Liens, other than the Revolving Facility (and Liens securing the Revolving Facility) and Indebtedness and Liens permitted under this Agreement.

(d)                                 The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, as is reasonably requested in writing by the Administrative Agent at least ten Business Days prior to the Closing Date.  At least three Business Days prior to the Closing Date, the Borrower shall deliver a Beneficial Ownership Certification in relation to the Borrower.

(e)                                  The IPO shall have been consummated (or shall be consummated substantially concurrently with the effectiveness of this Agreement).

(f)                                   The Arrangers shall have received the Historical Financial Statements.

(g)                                  Since December 31, 2018, there shall not have occurred any change, event, occurrence, development, condition or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole.

Section 4.02                             Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to make any LC Credit Extension, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)                                 the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (and in all respects if qualified by materiality) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be (except to the extent that any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects (and in all respects if qualified by materiality) as of such earlier date).

(b)                                 at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, no Default or Event of Default shall have occurred and be continuing.

(c)                                  the Administrative Agent shall have received a Borrowing Request or Letter of Credit Application, as applicable.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02) and each LC Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V.
AFFIRMATIVE COVENANTS

Beginning on the Closing Date and continuing thereafter until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent amounts not yet due) shall have been paid in full and all Letters of Credit shall have expired, been terminated or been Cash Collateralized on terms reasonably acceptable to the Issuing Banks and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01                             Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent on behalf of each Lender:

(a)                                 within 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2019, its audited consolidated statement of financial condition and audited consolidated statements of income, changes in stockholders’ equity and accumulated other comprehensive income and cash flows as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year (which, for the fiscal year ending December 31, 2019, may include comparative information against the Historical Financial Statements), all reported on by Deloitte & Touche LLP or such other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided that such report may contain a “going concern” or like qualification or exception if such qualification or exception is related to the (i) upcoming maturity of any Indebtedness or a (ii) failure to satisfy any financial covenants in respect of any Indebtedness (whether or not such failure has occurred)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b)                                 within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending March 31, 2019, its unaudited consolidated statement of financial condition as of the end of such fiscal quarter, unaudited consolidated statements of income for such fiscal quarter and the then elapsed portion of the fiscal year and unaudited statements of changes in stockholders’ equity and accumulated other comprehensive income and cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the statement of financial condition, as of the end of) the previous fiscal year (which may include comparative information against the Historical Financial Statements to the extent applicable), all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                                  within 5 Business Days of any delivery of financial statements under paragraph (a) or (b) above, a Compliance Certificate of a Financial Officer (i) stating that, except as set forth in such Compliance Certificate, such Financial Officer has no knowledge of any Default existing as of such date and, if a Default does exist, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenants and (iii) to the extent that any change in GAAP or application thereof has a material impact on such financial statements, stating whether any change in GAAP or in the application thereof has occurred since December 31, 2018 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

(d)                                 within 5 Business Days of any delivery of financial statements under paragraphs (a) and (b) above, reasonably detailed unaudited consolidating financial information necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(e)                                  within 5 Business Days of any delivery of financial statements under paragraph (a) or (b) above, (i) in the case of financial statements pursuant to paragraph (a) above only, a Compliance Certificate setting forth the information describing the legal name and the jurisdiction of formation of each Loan Party and the location of the chief executive office or registered office, as applicable, of each Loan Party or confirming that there has been no change in such information since the later of the Closing Date or the date of the last such report, and (ii) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary, an Unrestricted Subsidiary and/or an Excluded Subsidiary, as applicable, as of the date of delivery of such financial statements or confirmation that there has been no change in such information since the later of the Closing Date or the date of the last such list;

(f)                                   promptly after the same become publicly available, copies of all periodic reports, proxy statements and other material filings (as reasonably determined by the Borrower) filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to the holders of its Equity Interests generally; and

(g)                                  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lenders (through the Administrative Agent) may reasonably request; provided that, notwithstanding the foregoing, none of the Borrower or its Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter (i) in respect of which disclosure to the Administrative Agent (or, as applicable, any Lender) is then prohibited by law, rule or regulation or any agreement binding on the Borrower or any of its Restricted Subsidiaries, (ii) that consists of non-financial trade secrets or proprietary computer programs, client and vendor proprietary information, source code, proprietary technology and similar proprietary information or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work-product.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and the Subsidiaries by furnishing (A) the applicable financial statements of the Borrower (or the Public Company Parent) or (B) the Borrower’s (or the Public Company Parent), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that with respect to clauses (A) and (B), (i) to the extent such information relates to the Public Company Parent, such information is accompanied by reasonably detailed unaudited consolidating information that explains in reasonable detail the differences between the information relating to the Public Company Parent, on the one hand, and the information relating to the Borrower and the Subsidiaries on a stand-alone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAP and, except as permitted in Section 5.01(a), shall not contain any qualifications or exceptions as to the scope of such audit or any “going concern” explanatory paragraph or like qualification.

Documents required to be delivered pursuant to Section 5.01 and Section 5.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or any direct or indirect parent of the Borrower, including the Public Company Parent) posts such documents, or provides a link thereto on the website on the internet at the Borrower’s website; or (ii) on which such documents are posted on the Borrower’s behalf on a website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify (which may be by electronic mail) the Administrative Agent of the posting of any such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 5.02                             Notices of Material Events.  The Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of the following promptly after any Responsible Officer of the Borrower obtains notice thereof:

(a)                                 the occurrence of any Default;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(c)                                  within three Business Days after the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect; and

(d)                                 any other development that results in, or would reasonably be expected to have, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03                             Existence; Conduct of Business.  The Borrower will, and will cause each Material Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, maintain, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges, franchises, and IP Rights material to the conduct of its business, except, in the case of clause (b), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under this Agreement.

Section 5.04                             Payment of Taxes.  The Borrower will, and will cause each Material Restricted Subsidiary to, pay its Tax liabilities before the same shall become delinquent or in default, except (a) where (1) the validity or amount thereof is being contested in good faith by appropriate proceedings and (2) the Borrower or such Material Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) for any failures to pay that would not reasonably be expected to have a Material Adverse Effect.

Section 5.05                             Maintenance of Properties.  The Borrower will, and will cause each Material Restricted Subsidiary to, keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except (a) pursuant to transactions permitted under this Agreement or (b) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.06                             Insurance. (a) Generally. The Borrower will, and will cause each Material Restricted Subsidiary to maintain in all material respects insurance with companies believed by the Borrower to be financially sound and reputable, with respect to its properties and business, against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b)                                 Requirements of Insurance.  All such insurance shall (i) provide that no cancellation thereof shall be effective until at least 10 days (or, to the extent reasonably available, 30 days) after receipt by the Collateral Agent of written notice thereof (the Borrower shall deliver a copy of the policy (and to the extent any such policy is cancelled or renewed, a renewal or replacement policy) or other evidence thereof to the Administrative Agent and the Collateral Agent, or insurance certificate with respect thereto) and (ii) name the Collateral Agent as loss payee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) (it being understood that, absent an Event of Default, any proceeds of any such property insurance shall be delivered by the insurer(s) to Borrower or one of its Restricted Subsidiaries and applied in accordance with this Agreement), as applicable.

Section 5.07                             Books and Records; Inspection and Audit Rights.  The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in a manner sufficient to (a) permit the preparation of financial statements in accordance with GAAP and (b) calculate the Financial Covenants.  Subject to Section 9.13, the Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent (or, during an Event of Default, any Lender (which shall be coordinated through the Administrative Agent)), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (and the Borrower shall be afforded the opportunity to participate in any discussions with such officers and independent accountants), all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than one time during any calendar year at the Borrower’s expense.  Notwithstanding anything to the contrary in this Section 5.07, none of the Borrower or its Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter (i) in respect of which disclosure to the Administrative Agent (or, as applicable, any Lender or any of their respective designated representatives) is then prohibited by law, rule or regulation or any agreement binding on the Borrower or any of its Restricted Subsidiaries, (ii) that consists of non-financial trade secrets or proprietary computer programs, client and vendor proprietary information, source code, proprietary technology and similar proprietary information or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 5.08                             Compliance with Laws.

(a)                                 The Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law with respect to it or its property, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)                                 The Borrower will maintain in effect and enforce policies and procedures reasonably designed to achieve compliance in all material respects by the Borrower, its Restricted Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.09                             Use of Proceeds and Letters of Credit.

(a)                                 The proceeds of the Revolving Loans will be used for working capital and other general corporate purposes.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  Letters of Credit will be used for general corporate purposes.

(b)                                 The Borrower shall not directly or, to its knowledge, indirectly use the proceeds of any Borrowing or LC Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions to the extent in violation of applicable Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, Issuing Bank or otherwise) of applicable Sanctions.

(c)                                  The Borrower shall not directly or, to its knowledge, indirectly use the proceeds of any Borrowing or LC Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977 or the UK Bribery Act 2010, or breach other similar applicable legislation in other jurisdictions.

Section 5.10                             Additional Collateral; Additional Guarantors. At the Borrower’s expense, each Loan Party shall take all action either necessary or as reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including, upon (x) the formation or acquisition of any new direct or indirect Subsidiary (in each case, other than an Excluded Subsidiary) by the Borrower, (y) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary or (z) the designation in accordance with Article I of an existing direct or indirect Wholly-Owned Subsidiary (other than an Excluded Subsidiary) as a Restricted Subsidiary:

(a)                                 within 60 days after such formation, acquisition, cessation or designation, or such longer period as the Administrative Agent may agree in writing in its reasonable discretion, notify the Administrative Agent thereof and:

(i)                                     cause each such Domestic Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) joinders to this Agreement as Guarantors, Security Agreement Supplements, Intellectual Property Security Agreements, a counterpart of the Intercompany Note, each Intercreditor Agreement, if applicable, and other security agreements and documents, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the, Security Agreement and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(ii)                                  cause each such Domestic Subsidiary (and the parent of each such Domestic Subsidiary that is a Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(iii)                               take and cause such Domestic Subsidiary and each direct or indirect parent of such Domestic Subsidiary to take whatever action (including the filing of Uniform Commercial Code financing statements and Intellectual Property Security Agreements, and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement; and

(b)                                 if reasonably requested by the Administrative Agent or the Collateral Agent, within 60 days after such request (or such longer period as the Administrative Agent may agree in writing in its reasonable discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clause (a).

Section 5.11                             Further Assurances.  Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of any Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement.

Section 5.12                             Designation of Subsidiaries.  The Borrower may at any time designate any Restricted Subsidiary (other than a Specified Subsidiary) of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately before and after such designation, no Event of Default shall have occurred and be continuing.  The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Restricted Subsidiary’s (as applicable) Investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Restricted Subsidiary’s (as applicable) Investment in such Subsidiary.

Section 5.13                             Post-Closing Covenants.  The Borrower agrees to deliver, or cause to be delivered, to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 5.13 hereof.

ARTICLE VI.
NEGATIVE COVENANTS

Beginning on the Closing Date and continuing thereafter until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full and all Letters of Credit have expired, been terminated or been Cash Collateralized on terms reasonably acceptable to the applicable Issuing Banks, the Borrower covenants and agrees with the Lenders that:

Section 6.01                             Indebtedness.

The Borrower will not, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness other than:

(a)                                 Indebtedness under the Loan Documents;

(b)                                 (i) Indebtedness outstanding on the Closing Date as set forth on Schedule 6.01(b)  and any Permitted Refinancing Indebtedness in respect thereof and (ii) Indebtedness owed by the Borrower and its Restricted Subsidiaries permitted under Section 6.04;

(c)                                  Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary; provided that the Indebtedness so Guaranteed is otherwise permitted to be incurred by the Borrower or such Restricted Subsidiary under this Section 6.01;

(d)                                 Indebtedness incurred by the Borrower or any Restricted Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with past practice, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(e)                                  Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness for borrowed money), in each case provided in the ordinary course of business;

(f)                                   Indebtedness in respect of non-speculative Swap Contracts relating to the business or operations of the Borrower or any Restricted Subsidiary;

(g)                                  Indebtedness arising from the honoring by a bank or financial institution of a check or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is repaid within five Business Days;

(h)                                 Indebtedness in respect of letters of credit, guarantees, counter-indemnities and short term facilities incurred by any Restricted Subsidiary engaged in clearing operations in connection with the ordinary clearing, depository and settlement procedures (including, without limitation, any letter of credit or guarantees provided to any central securities depositories or external custodians) relating thereto; provided that any advances thereunder are repaid within 10 days following the date of such advance or any drawing under any letter of credit or guarantee;

(i)                                     any Indebtedness of any clearing house incurred in connection with arrangements related to any clearing operations where such Indebtedness arises under the rules, normal procedures, agreements or legislation governing the clearing operations or such clearing house; provided that any loans, advances or other outstanding Indebtedness thereunder are repaid within 10 days following the date on which such loan or advance was made or any other such Indebtedness was incurred;

(j)                                    Indebtedness of Regulated Subsidiaries or any direct or indirect parent of any such Regulated Subsidiary that does not increase regulatory capital incurred to satisfy such Regulated Subsidiary’s determination of any requirement imposed at any time or from time to time by any Governmental Authority;

(k)                                 Indebtedness consisting of the financing of insurance premiums in the ordinary course of business.

(l)                                     (i) Indebtedness of the Borrower or any Restricted Subsidiary consisting of purchase money Indebtedness for purposes of acquiring fixed or capital assets and Capital Lease Obligations; provided that immediately after giving effect to the incurrence of such Indebtedness, the Borrower would be in compliance on a Pro Forma Basis with the Financial Covenants as of the most recent test date for which financial statements have been delivered pursuant to paragraph (a) or (b) of Section 5.01 and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(m)                             Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any acquisition, Investment or the disposition of any business, assets or a Restricted Subsidiary not prohibited by this Agreement;

(n)                                 Indebtedness supported by a Letter of Credit, in a principal amount not in excess of 105% of the stated amount of such Letter of Credit;

(o)                                 Indebtedness representing deferred compensation or similar arrangements to any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of the Borrower (or any direct or indirect parent ,including Public Company Parent, thereof) or any of its Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice;

(p)                                 Indebtedness consisting of promissory notes issued by the Borrower to future, present or former officers, managers, members, independent contractors, consultants, directors and employees, their respective Controlled Investment Affiliates or Immediate Family Members, in each case, to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent (including Public Company Parent) permitted by Section 6.05;

(q)                                 obligations in respect of Treasury Services Agreements and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(r)                                    Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto;

(s)                                   Indebtedness of non-Loan Parties and other secured or unsecured Indebtedness in an aggregate principal amount outstanding not to exceed the greater of $125,000,000 and 50.0% of LTM Consolidated EBITDA (at the time of incurrence) and, without duplication, any Permitted Refinancing Indebtedness in respect thereof;

(t)                                    (i) Indebtedness of the Borrower or any Guarantor that is either (x) unsecured, (y) secured on a junior lien basis with the Obligations or (z) secured on a pari passu basis with the Obligations; provided, in each case, that (I) such Indebtedness complies with the Applicable Requirements, (II) no Default or Event of Default shall have occurred and be continuing and (III) immediately after giving effect to the incurrence of such Indebtedness, the Borrower would be in compliance on a Pro Forma Basis with the Financial Covenants; and (ii) Permitted Refinancing Indebtedness in respect thereof;

(u)                                 Indebtedness arising from Permitted Intercompany Activities; and

(v)                                 all premiums (if any), interest (including post-petition interest and paid-in-kind interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (u) above.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described above, the

Borrower may, in its sole discretion, classify all or a portion of such item of Indebtedness or any portion thereof  in a manner that complies with this Section 6.01 and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents and, in each case, any Permitted Refinancing thereof, will at all times be deemed to be outstanding in reliance only on the exception in Section 6.01(a).

Section 6.02                             Liens.  The Borrower will not, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                 Permitted Encumbrances;

(b)                                 any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Closing Date and set forth in Schedule 6.02; provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (B) such Lien shall secure only those obligations that it secures on the date hereof and Permitted Refinancing Indebtedness in respect thereof;

(c)                                  Liens on fixed or capital assets acquired, constructed or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Borrower or any Restricted Subsidiary incurred in reliance on Section 6.01(d); provided that (A) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital asset and (B) such Liens shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary other than proceeds of such property or assets;

(d)                                 Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(e)                                  Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement;

(f)                                   Liens granted by a Restricted Subsidiary in favor of the Borrower or another Restricted Subsidiary in respect of Indebtedness or other obligations owed by such Restricted Subsidiary to the Borrower or such other Restricted Subsidiary;

(g)                                  Liens to the extent that the aggregate outstanding principal amount of the obligations secured thereby does not exceed the greater of (i) $10,000,000 at any time outstanding; and (ii) 4.0% of LTM Consolidated EBITDA (at the time of determination);

(h)                                 Liens on insurance policies and the proceeds thereof securing Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(i)                                     Liens granted by a Restricted Subsidiary to secure obligations that do not constitute Indebtedness and are incurred in connection with the exchange and clearing operations of such Restricted Subsidiary in the ordinary course of business;

(j)                                    Liens solely on earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement in respect of any acquisition or other Investment;

(k)                                 Liens securing obligations in respect of non-speculative Swap Contracts relating to the business or operations of the Borrower or its Restricted Subsidiaries;

(l)                                     Liens arising in connection with the operations of the Borrower or any Restricted Subsidiary relating to clearing, depository, matched principal, regulated exchange or settlement activities or the management of liabilities, in each case, in the ordinary course of business, including, without limitation, (i) Liens on securities sold by the Borrower or any of the Borrower’s Restricted Subsidiaries in repurchase agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, securities lending and borrowing agreements and any other similar agreement or transaction and (ii) Liens on cash, Cash Equivalents and Permitted Investments to secure permitted Indebtedness incurred in connection with such activities;

(m)                             Liens arising from the sale of accounts receivable for which fair equivalent value is received;

(n)                                 Liens securing obligations of the Borrower or any Restricted Subsidiary of the Borrower in respect of any swap agreements or other hedging arrangements entered into (i) in the ordinary course of business and for non-speculative purposes or (ii) solely in order to serve clearing, depository, regulated exchange or settlement activities in respect thereof;

(o)                                 Liens created in connection with any share repurchase program in favor of any broker, dealer, custodian, trustee or agent administering or effecting transactions pursuant to a share repurchase program;

(p)                                 Liens securing Indebtedness incurred pursuant to Section 6.01(a), (s) or (t); provided that (i) Liens pursuant to clause (a) shall be under the Collateral Documents and (ii) Liens pursuant to clause (t) shall be limited to all or a part of the Collateral;

(q)                                 ground leases in respect of real property on which facilities owned or leased by the Borrower or any of the Restricted Subsidiaries are located;

(r)                                    any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(s)                                   Liens on Equity Interests of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(t)                                    security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with past practice;

(u)                                 Liens on any funds or securities held in escrow accounts established for the purpose of holding proceeds from issuances of debt securities by the Borrower or any of the Restricted Subsidiaries issued after the Closing Date, together with any additional funds required in order to fund any mandatory redemption or sinking fund payment on such debt securities within 360 days of their issuance; provided that such Liens do not extend to any assets other than such proceeds and such additional funds;

(v)                                 Liens on cash, Cash Equivalents and securities (and proceeds thereof) of any Subsidiary that is a Broker-Dealer Subsidiary, state chartered trust company or national trust company that are the subject to securities trades;

(w)                               Liens deemed to exist in connection with Investments in repurchase agreements under Section 6.04;

(x)                                 Liens on assets of any Subsidiary that is a Broker-Dealer Subsidiary, state chartered trust company or national trust company securing broker-dealer financing incurred in the ordinary course of business or consistent with past practice; and

(y)                                 the modification, replacement, renewal or extension of any Lien permitted under this Section 6.02; provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens constitutes Permitted Refinancing Indebtedness (to the extent constituting Indebtedness).

For the purposes of this Section 6.02, the amount of any Lien shall be calculated to be the lower of (i) the amount of Indebtedness (which shall be calculated as the lesser of the stated principal amount thereof and the maximum principal amount thereof stated to be secured by such Lien) or other obligations secured by such Lien and (ii) the fair market value of the assets subject to such Lien at the time such Lien is granted.

For purposes of determining compliance with this Section 6.02, (A) Liens need not be incurred solely by reference to one category of Liens permitted by this Section 6.02 but are permitted to be incurred in part under any combination thereof and of any other available exemption, and (B) in the event that Lien (or any portion thereof) meets the criteria of one or more of the categories of Liens permitted by this Section 6.02, the Borrower may, in its sole discretion, classify such Lien (or any portion thereof) in any manner that complies with this provision. Any Liens in respect of the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, in each case in respect of any Indebtedness, shall not be deemed to be an incurrence of a Lien in respect of such Indebtedness for purposes of this Section 6.02.

Section 6.03                             Fundamental Changes.

(a)                                 The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that any Person may merge, consolidate, liquidate or dissolve into the Borrower in a transaction in which the Borrower is the surviving corporation.

(b)                                 The Borrower will not, nor will it permit any Restricted Subsidiary to, sell, transfer or otherwise dispose of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries (taken as a whole).

(c)                                  The Borrower will not, nor will it permit any Restricted Subsidiary to, sell, transfer or otherwise dispose of all or substantially all of the assets of any Specified Subsidiary;

(d)                                 The Borrower will not cease to own, directly or indirectly, through one or more Restricted Subsidiaries at least 80.0% of the Equity Interests of each Specified Subsidiary.

Section 6.04                             Investments.  The Borrower will not, nor will it permit any Restricted Subsidiary to, make, directly or indirectly, any Investment, except:

(a)                                 Investments by the Borrower or any of the Restricted Subsidiaries in assets that were Cash Equivalents or Permitted Investments when such Investment was made;

(b)                                 loans or advances to future, present or former officers, directors, managers, members, partners, independent contractors, consultants and employees of any Subsidiary (or any direct or indirect parent thereof) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes;

(c)                                  Investments by the Borrower or any of the Restricted Subsidiaries in the Borrower or any of the Restricted Subsidiaries or any newly created Person that will, upon Investment become a Restricted Subsidiary; provided that any Investment made by any Person that is not a Loan Party in any Loan Party pursuant to this clause (c) in the form of a loan shall be subordinated in right of payment to the Loans

(d)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or consistent with past practice;

(e)                                  Investments consisting of transactions permitted under Sections 6.01 (other than Section 6.01(b)(ii)), 6.02 (other than Section 6.02(w)), 6.05 (other than Section 6.05(d) and (f)(ii)) and 6.06 (other than Section 6.06(e));

(f)                                   Investments existing or contemplated on the Closing Date and set forth on Schedule 6.04 and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 6.04;

(g)                                  Investments in Swap Contracts permitted under Section 6.01;

(h)                                 Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(i)                                     Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or consistent with past practice or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(j)                                    advances of payroll payments to employees in the ordinary course of business or consistent with past practice;

(k)                                 Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of the Borrower (or any direct or indirect parent, including Public Company Parent);

(l)                                     the contribution, assignment, licensing, sub-licensing or other Investment of IP Rights or other general intangibles pursuant to any Intercompany License Agreement and any other Investments made in connection therewith;

(m)                             Investments constituting promissory notes or the non-cash portion of consideration, in each case, received in a permitted sale, transfer or other disposition;

(n)                                 Guarantees by the Borrower or any of its Restricted Subsidiaries of leases (other than capital leases) or of other obligations of the Borrower or any of its Restricted Subsidiaries that do not constitute Indebtedness, in each case entered into in the ordinary course of business or consistent with past practice;

(o)                                 Investments that are made with the net proceeds of (i) substantially concurrent contributions to the common equity capital of the Borrower or any Restricted Subsidiary (other than any Designated Equity Contribution) and (ii) the substantially concurrent sale (other than to the Borrower or a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Equity Interests (other than Disqualified Equity Interests, preferred stock and Designated Equity Contributions) of the Borrower (or any direct or indirect parent, including Public Company Parent, to the extent contributed as common Equity Interests by the Borrower);

(p)                                 earnest money deposits required in connection with acquisitions (or similar Investments);

(q)                                 Investments to the extent required by applicable rules under the Exchange Act or by any Governmental Authority, including any Investment made in order to avoid any early warning or notice requirements under such rules or requirements;

(r)                                    Investments in or by any Subsidiary that is a Broker-Dealer Subsidiary, state chartered trust company or national trust company in connection with their “broker-dealer” business, including, without limitation, short-term equity positions maintained in its securities clearing business and margin loans to clients; and

(s)                                   Investments in an unlimited amount; provided that (I) immediately after giving effect thereto, the Borrower would be in compliance on a Pro Forma Basis with the Financial Covenants and (II) no Default or Event of Default shall have occurred and be continuing.

For purposes of determining compliance with this Section 6.04, in the event that an item of Investment meets the criteria of more than one of the categories of Investments described above, the Borrower may, in its sole discretion, classify all or a portion of such item of Investment or any portion thereof in a manner that complies with this Section 6.04 and will only be required to include the amount and type of such Investment in one or more of the above clauses.

Section 6.05                             Restricted Payments.  The Borrower will not, nor will it permit any Restricted Subsidiary to, make, directly or indirectly, any Restricted Payment, except:

(a)                                 the Borrower and each Restricted Subsidiary may make Restricted Payments to the Borrower and other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly-Owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary, as compared to the other owners of Equity Interests in such Restricted Subsidiary, on a pro rata or more than pro rata basis based on their relative ownership interests of the relevant class of Equity Interests);

(b)                                 the Borrower may declare and make Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 6.01) of such Person;

(c)                                  the Borrower may make pro rata cash distributions to any direct or indirect equity holder of the Borrower until (i) each such equity holder (other than the Public Company Parent) receives an amount equal to (x) highest effective marginal combined U.S. federal, state and local income Tax rate applicable to corporate or individual taxpayers that applies to any equity holder, taking into account the character of the relevant Tax items (e.g., ordinary or capital) and the deductibility of state and local Taxes for U.S. federal income Tax purposes, multiplied by (y) the estimated or actual taxable income of the Borrower, as determined for U.S. federal income Tax purposes, allocated to such equity holder and computed without regard to any adjustments under Section 743 or 754 of the Code and (ii) the Public Company Parent has received an amount sufficient to enable it to timely (x) satisfy all of its U.S. federal, state and local and non-U.S. Tax liabilities and (y) meet its obligations pursuant to the Tax Receivable Agreement;

(d)                                 to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 6.03, 6.04 (other than Section 6.04(e)) and 6.06 (other than Section 6.06(a) and (e));

(e)                                  repurchases of Equity Interests in the Borrower (or any direct or indirect parent thereof (including Public Company Parent) or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of such options or warrants;

(f)                                   the Borrower may make Restricted Payments to any direct or indirect parent (including Public Company Parent) of the Borrower:

(i)                                     to pay its organizational, operating costs and other costs and expenses (including, without limitation, expenses related to auditing or other accounting or tax reporting matters) incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower and the Restricted Subsidiaries, any costs, expenses and liabilities incurred in connection with any litigation or arbitration attributable to the ownership or operations of the Borrower and the Restricted Subsidiaries, Transaction Costs and any reasonable and customary indemnification claims made by directors, managers or officers of such parent attributable to the ownership or operations of the Borrower and the Restricted Subsidiaries and listing fees and other costs and expenses attributable to being a publicly traded company;

(ii)                                  to finance any Investment that would be permitted to be made by the Borrower pursuant to Section 6.04 (other than Section 6.04(e)) to the extent such Investments are promptly contributed to the Borrower;

(iii)                               the proceeds of which shall be used to pay customary salary, bonus, indemnity and other benefits payable to future, present or former officers, directors, managers, members, partners, consultants, independent contractors or employees of the Borrower or any direct or indirect parent company of the Borrower to the extent such salaries, bonuses, indemnity and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries; and

(iv)                              the proceeds of which shall be used to pay fees and expenses (other than to Affiliates) related to any equity or debt offering, financing transaction, acquisition, divestiture, investment or other non-ordinary course transaction not prohibited by this Agreement (whether or not successful); provided that any such transaction was in the good faith judgment of the Borrower intended to be for the benefit of the Borrower and its Restricted Subsidiaries;

(g)                                  payments made or expected to be made by the Borrower or any of the Restricted Subsidiaries in respect of required withholding or similar Taxes payable upon or in connection with the exercise or vesting of Equity Interests or any other equity award with respect to any future, present or former employee, director, manager, officer, partner, independent consultant or consultant (or their respective Controlled Investment Affiliates and Immediate Family Members) and any repurchases or withholdings of Equity Interests in consideration of such payments including in connection with the exercise or vesting of stock options, warrants or the issuance of restricted stock units or similar stock based awards;

(h)                                 the Borrower or any Restricted Subsidiary may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, distribution, split, merger, consolidation, amalgamation or combination thereof or any Permitted Acquisition or Investment and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(i)                                     the Borrower and its Restricted Subsidiaries may make Restricted Payments in an unlimited amount; provided that (A) immediately after giving effect thereto, the Borrower would be in compliance on a Pro Forma Basis with the Financial Covenants and (B) no Default or Event of Default shall have occurred and be continuing;

(j)                                    Restricted Payments made on or after the Closing Date in connection with the Transactions; and

(k)                                 the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or the giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Agreement.

For purposes of determining compliance with this Section 6.05, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described above, the

Borrower may, in its sole discretion, classify all or a portion of such Restricted Payment or any portion thereof in a manner that complies with this Section 6.05 and will only be required to include the amount and type of such Restricted Payment in one or more of the above clauses.

Section 6.06          Transactions with Affiliates.  The Borrower will not, nor will it permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction of any kind with any Affiliate of the Borrower or any Restricted Subsidiary, whether or not in the ordinary course of business, involving aggregate payments or consideration in excess of $10,000,000, other than (a) transactions among the Public Company Parent, the Borrower and the Restricted Subsidiaries, (b) transactions on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the Transactions, (d) compensation and other customary arrangements relating to the operation of the business of the Borrower and its Restricted Subsidiaries, (e) Restricted Payments permitted under Section 6.05 and Investments permitted under Section 6.04, (f) employment and severance arrangements in the ordinary course of business and transactions pursuant to equity-based plans and employee benefit plans and arrangements in the ordinary course of business, (g) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrower and the Restricted Subsidiaries (or any direct or indirect parent (including Public Company Parent) of the Borrower) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, (h)(x) the payment of indemnification and other similar amounts to the Investors and reimbursement of expenses of the Investors and (y) customary payments by the Borrower and any of its Restricted Subsidiaries to the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, which payments are approved by a majority of the members of the board of directors or managers or a majority of the disinterested members of the board of directors or managers of the Borrower in good faith and (i) a joint venture which would constitute a transaction with an Affiliate solely as a result of the Borrower or any Restricted Subsidiary owning an equity interest or otherwise controlling such joint venture or similar entity, (j) transactions pursuant to agreements in existence on the Closing Date as described in the sections “Reorganization Transactions,” “Certain Relationships and Related Party Transactions” of the final prospectus, dated April 4, 2019, filed by the Public Company Parent with the SEC on April 6, 2019, or any amendment, modification, supplement or waiver thereto to the extent such amendment, modification, supplement or waiver is not materially adverse to the Lenders in any material respect, (k) payments by the Borrower or any of its Subsidiaries pursuant to any tax sharing agreements with any direct or indirect parent of the Borrower to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries, but only to the extent permitted by Section 6.05(c), (l) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of the Borrower or any parent company to any Permitted Holder or to any former, present or future director, manager, officer, employee or consultant (or any Affiliate or any Immediate Family Member of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof, and (m) Permitted Intercompany Activities.

Section 6.07          Interest Coverage Ratio.  The Borrower will not permit the Interest Coverage Ratio as of the last day of any Test Period to be less than 3.00 to 1.00.

Section 6.08          Leverage Ratio.  The Borrower will not permit the Leverage Ratio as of the last day of any Test Period to be greater than 3.50 to 1.00; provided that the Borrower shall be permitted, not more than one time during the term of this Agreement, to allow the Leverage Ratio required under this Section 6.08 to be increased to 4.00 to 1.00 in connection with a Material Acquisition for the fiscal quarter in which such Material Acquisition is consummated and the four fiscal quarters immediately following such Material Acquisition (such increase, an “Acquisition Holiday”); provided, further, that (i) the Borrower shall provide notice in writing to the Administrative Agent of such increase and a transaction description of such acquisition (regarding the name of the Person or assets being acquired, the purchase price and the acquired revenue (for the trailing four quarter period) and Consolidated EBITDA of such acquired Person or assets) and (ii) at the end of such Acquisition Holiday, the Leverage Ratio permitted under this Section 6.08 shall revert to 3.50 to 1.00.

ARTICLE VII.
EVENTS OF DEFAULT

Section 7.01          Event of Default.  If any of the following events (any such event, an “Event of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or

(b)           the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article VII) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days; or

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to Article II, Article IV, Section 5.01 or Section 5.02 or any amendment or modification thereof or waiver thereunder, shall, if qualified by materiality, prove to have been incorrect or, if not so qualified, prove to have been incorrect in any material respect, in each case when made or deemed made and, to the extent capable of being cured, such incorrect representation or warranty shall remain incorrect for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower; or

(d)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03(a) (solely with respect to the legal existence of the Borrower) or in Article VI; or

(e)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Article VII), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower; or

(f)            the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to the expiration of any applicable grace period); or

(g)           any event or condition occurs that results in any Material Indebtedness of the Borrower or any Restricted Subsidiary becoming due prior to its scheduled maturity or that, after the expiration of any applicable grace period, enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness of the

Borrower or any Restricted Subsidiary or any trustee or agent on its or their behalf to cause any Material Indebtedness of the Borrower or any Restricted Subsidiary to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness or (ii) any Indebtedness that becomes due as a result of a refinancing thereof permitted by Section 6.01; or

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or undischarged for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)            the Borrower or any Material Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(j)            the Borrower or any Material Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(k)           one or more judgments for the payment of money in an aggregate amount in excess of the Threshold Amount (to the extent not paid, fully bonded or covered by insurance) shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain unpaid, undischarged, undismissed or unvacated for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment and such action shall not have been stayed; or

(l)            an ERISA Event shall have occurred that would reasonably be expected to have a Material Adverse Effect; or

(m)          a Change in Control shall occur; or

(n)           any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect in any material respect; or the Borrower or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or the Borrower or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document (other than pursuant to any termination in accordance with the terms hereof or thereof or satisfaction in full of the Obligations); or

(o)           any Collateral Document shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 6.02, except to the extent that any such perfection is not required pursuant to the Collateral and Guarantee Requirement or any loss thereof results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require the Borrower to Cash Collateralize the LC Exposure; and in case of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable and the Borrower shall be required to Cash Collateralize the LC Exposure, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 7.02          Right to Cure.

(a)                           Notwithstanding anything to the contrary contained in Section 7.01, if the Borrower determines that an Event of Default in respect of any Financial Covenant has occurred or may occur, during the period commencing after the beginning of the last fiscal quarter included in such Test Period and ending 15 Business Days after the date on which financial statements are required to be delivered hereunder with respect to such fiscal quarter (the “Cure Expiration Date”), a Designated Equity Contribution may be made to the Borrower (a “Designated Equity Contribution”), and the amount of the net cash proceeds thereof shall be deemed to increase Consolidated EBITDA with respect to such applicable quarter; provided that such net cash proceeds are actually received by the Borrower as cash common equity (including through capital contribution of such net cash proceeds to the Borrower) during the period commencing after the beginning of the last fiscal quarter included in such Test Period by the Borrower and ending on the Cure Expiration Date. The parties hereby acknowledge that this Section 7.02(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to the Financial Covenants. Notwithstanding anything to the contrary contained in Section 7.01, (A) upon designation of the Designated Equity Contribution by the Borrower in an amount necessary to cure any Event of Default in respect of any Financial Covenant, such covenant will be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with such covenant and any Event of Default under such covenant (and any other Default as a result thereof) will be deemed not to have occurred for purposes of the Loan Documents, and (B) from and after the date that the Borrower delivers a written notice to the Administrative Agent that it intends to exercise its cure right under this Section 7.02 (a “Notice of Intent to Cure”) neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 7.01 (or under any other Loan Document) with respect to the quarter for which a Notice of Intent to Cure has been provided (and any other Default as a result thereof), but the Borrower shall not be permitted to borrow Revolving Loans or Swing Line Loans or make any request for an L/C Credit Extension, until and unless the Cure Expiration Date has occurred without the Designated Equity Contribution having been made.

(b)                           (i) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Designated Equity Contribution is made, (ii) no more than five Designated Equity Contributions may be made in the aggregate during the term of this Agreement, (iii) the amount of any Designated Equity Contribution shall be no more than the amount required to cause the Borrower to be in Pro Forma Compliance with the Financial Covenants for any applicable period, (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of any Designated Equity Contribution for determining compliance with the Financial Covenants for the fiscal quarter with respect to which such Designated Equity Contribution was made; provided that to the extent such proceeds are actually applied to prepay Indebtedness, such reduction may be credited in any subsequent fiscal quarter and (v) other than as set forth in the proviso to clause (iv) above, the foregoing may not be relied on for purposes of calculating any financial ratios other than compliance with the Financial Covenants and shall not result in any adjustment to any “baskets” or other amounts other than the amount of Consolidated EBITDA referred to in clause (a) above.

(c)                           Notwithstanding anything to the contrary set forth in this Agreement, if a Designated Equity Contribution is made, the Borrower and its Restricted Subsidiaries will be prohibited from making any Restricted Payments pursuant to Section 6.05(i) or make any Investment in an Unrestricted Subsidiary until the Borrower is in compliance with the Financial Covenants as of the last day of a Test Period following the making of such Designated Equity Contribution (without giving effect to such Designated Equity Contribution).

Section 7.03        Application of Funds.  After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable and the LC Exposure have automatically been required to be Cash Collateralized as set forth in Section 7.01), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 2.15) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and letter of credit fees pursuant to Section 2.10(b)(i)) payable to the Lenders and the Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders and Issuing Bank arising under the Loan Documents and amounts payable under Section 2.15, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid letter of credit fees pursuant to Section 2.10(b)(i) and interest on the Loans, LC Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, LC Borrowings and Obligations then owing under Secured Hedge Agreements and Treasury Service Agreements, ratably among the Lenders, the Issuing Bank, and the Approved Counterparties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize that portion of LC Exposure comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 2.05; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.05(a)(ii), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Hedge Agreements and Treasury Service Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Approved Counterparty.  Each Approved Counterparty not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party

ARTICLE VIII.
REGARDING THE ADMINISTRATIVE AGENT

Each Lender and each Issuing Bank hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents, designates and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Without limiting the generality of the foregoing, the Lenders and Issuing Banks hereby expressly authorize the Administrative Agent and Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action shall bind the Lenders and Issuing Banks.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender, Issuing Bank or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

The bank serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the Administrative Agent in good faith to be necessary under the circumstances as provided in Section 2.05 or Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 2.05 or Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment.  The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, the existence of any Collateral or creation, perfection or priority of any liens or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person.  The

Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent and Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent.  The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent and Collateral Agent.

The Administrative Agent may resign (including as Collateral Agent) at any time upon notice to the Lenders, each Issuing Bank and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower and, unless an Event of Default has occurred and is continuing, with the consent of the Borrower (not to be unreasonably withheld or delayed) to appoint a successor that shall be a bank with an office in the United States or an Affiliate of any such bank.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after such retiring Administrative Agent gives notice of its resignation, then such retiring Administrative Agent may, on behalf of the Lenders and each Issuing Bank, appoint a successor Administrative Agent that shall be a bank with an office in the United States or an Affiliate of any such bank; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) such retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that it shall continue to hold any Liens on the Collateral for the benefit of the Secured Parties until a successor agent is appointed but shall not be required to take any other action with respect thereto) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all its duties and obligations under the Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After such Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

Any resignation by Citibank, N.A. as Administrative Agent pursuant to this Article VIII shall also constitute its resignation as Issuing Bank.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Each of the Secured Parties (by acceptance of the benefits of the Collateral Documents) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article VIII (as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this any Loan Document or any related agreement or any document furnished thereunder.

In case of the pendency of any proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (a) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposures and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent, the Administrative Agent and each Issuing Bank (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent, the Administrative Agent and each Issuing Bank and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent, the Administrative Agent and each Issuing Bank under Sections 2.05(e) and 2.13) allowed in such judicial proceeding, and (b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent or the Collateral Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the applicable Issuing Bank, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Section 2.10.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization,

arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (j) of Section 10.01), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason ( as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

To the extent required by any applicable Requirements of Law (as determined in the good faith discretion of the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender or Issuing Bank an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender or Issuing Bank for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender or Issuing Bank failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender or Issuing Bank shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 2.13 or Section 2.15 and without limiting the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other reasonable expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the

Administrative Agent shall be conclusive absent manifest error.  Each Lender and Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph.  The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or Issuing Bank and the repayment, satisfaction or discharge of any Loans and all other amounts payable hereunder.

No Approved Counterparty that obtains the benefits of the Guaranty or any Collateral by virtue of the provisions hereof shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of any Loan Document to the contrary, the Administrative Agent and Collateral Agent shall not be deemed to have knowledge of the existence of any Treasury Services Agreement or Secured Hedge Agreement unless the Administrative Agent and Collateral Agent have received written notice thereof, together with such supporting documentation as the Administrative Agent and Collateral Agent may request, from the applicable Approved Counterparty.

Notwithstanding anything herein to the contrary, none of the institutions identified as an Arranger, Joint Bookrunning Manager, Syndication Agent or Documentation Agent on the cover page hereof shall have any powers, duties or responsibilities under any Loan Document, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent, a Lender or an Issuing Bank hereunder.

ARTICLE IX.
MISCELLANEOUS

Section 9.01          Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or, solely with respect to any communications solely between or among the Administrative Agent and any Lender, sent by telecopy, as follows:

(a)           if to the Borrower, to it at Tradeweb Markets LLC 1177 Avenue of the Americas, New York, New York, 10036, Attention of Douglas Friedman, douglas.friedman@tradeweb.com;

(b)           if to the Administrative Agent, to the Administrative Agent’s Office;

(c)           if to an Issuing Bank other than the Administrative Agent, to it at the address or telecopy number set forth separately in writing; and

(d)           if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or, solely for purposes of any communications solely between or among the Administrative Agent and any Lender, telecopy number for notices and other communications hereunder by notice to the other parties hereto.  Notices and other communications to the Lenders and Issuing Banks hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the

Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication.  The Administrative Agent and the Borrower agree to accept notices and other communications to it hereunder by electronic communications.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Section 9.02          Waivers; Amendments.

(a)           No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender or Issuing Bank may have had notice or knowledge of such Default at the time.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)           Except as provided in Section 2.18 with respect to any Incremental Facility Amendment or the definition of “Eurocurrency Rate” with respect to any Eurocurrency Successor Rate, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrower, in each case with the consent of the Required Lenders; provided that (i) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect, mistake or inconsistency so long as, in each case, (A) such amendment does not adversely affect the rights or obligations of any Lender or (B) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Revolving Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan, LC Disbursement or LC Advance or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone the maturity of any Loan, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any commitment, without the written consent of each Lender affected thereby, (D) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder or under the Collateral Documents shall be applied as among the Lenders or change Section 2.16(b) or (c) or Section 7.03 in a manner that would alter the pro rata sharing of payments required thereby, in each case without the written consent of each Lender adversely affected thereby, (E) change any of the provisions of this Section, Section 1.08 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (it being understood that, other than pursuant to any Incremental Facility Amendment (the consent requirements for which are set forth in Section 2.18), with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Revolving Commitments on the date hereof) or (F) release all or substantially all of the Collateral in any transaction or series of related transactions or all or substantially all of the aggregate value of the Guaranty (in each case, other than in connection with a transaction permitted under this Agreement), in each case, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, any Issuing Bank, the Swing Line Lender, any Arranger, any Joint Bookrunning Manager, any Syndication Agent or any Documentation Agent without the prior written consent of the Administrative Agent, such Issuing Bank, such Arranger, such Joint Bookrunning Manager, such Syndication Agent or such Documentation Agent, as the case may be.  Notwithstanding the foregoing, upon the election of the Borrower to switch from GAAP to IFRS, this Agreement may be amended (or amended and restated) with only the written consent of the Administrative Agent and the Borrower (and not any other Lender or the Required Lenders) to eliminate any changes to the meaning of this Agreement as a result of such election; provided that such amendment shall not be adverse to the Lenders in any material respect.

(c)           In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Banks, which consent shall not unreasonably be withheld, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

Section 9.03          Expenses; Indemnity; Damage Waiver.

(a)           If the Closing Date occurs, the Borrower shall pay (i)  all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent, the Arrangers and their respective Affiliates (in the case of legal fees, limited to the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent, the Collateral Agent, the Arrangers and their respective Affiliates), in connection with the syndication of the credit facilities provided for herein, (ii) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates (in the case of legal fees, limited to the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent and its Affiliates and, if reasonably necessary, of a single local counsel to the Administrative Agent and its Affiliates in each relevant material jurisdiction, which may be a single local counsel acting in multiple material jurisdictions), in connection with the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, (iii) all reasonable and documented out-of-pocket costs and expenses incurred by an Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Issuing Banks or any Lender (in the case of legal fees, limited to the reasonable and documented fees, charges and disbursements of a single primary counsel for the Administrative Agent, the Issuing Banks and the Lenders, along with such specialist counsel as may reasonably be required by the Administrative Agent, the Issuing Banks or the Required Lenders, and of a single firm of local counsel in each material jurisdiction (and, in the event of a conflict of interest (as reasonably determined by the applicable Administrative Agent, Issuing Bank or Lender), one additional firm of counsel to each group of similarly affected parties)), in connection with the enforcement or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  For the avoidance of doubt, this Section 9.03(a) shall not apply to any Taxes other than Taxes that are costs or expenses associated with a non-Tax cost or expense (e.g. sales Tax).

(b)           The Borrower shall indemnify and hold harmless the Administrative Agent, the Collateral Agent, the Issuing Banks and each Lender, each Arranger, each Joint Bookrunning Manager, each Syndication Agent, each Documentation Agent and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses, including the reasonable fees, charges and disbursements of a single firm as primary counsel for the Indemnitees, along with such specialist counsel as may reasonably be required by the Indemnitees, and of a single firm of local counsel in each relevant jurisdiction (and, in the event of a conflict of interest (as reasonably determined by the applicable Indemnitee), one additional firm of counsel to each group of similarly affected Indemnitee), incurred by or asserted against any Indemnitee by any third party or by the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Banks to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or any other Environmental Liability related in any material respect to the Borrower or any Subsidiary, (iv) the arrangement or syndication of the credit facilities provided for herein and any actions or transactions related thereto or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Indemnified Persons (as defined below) or (y) arise from any dispute solely among Indemnitees other than any claims against any Arranger or the Administrative Agent in fulfilling its role as an agent or arranger or any similar role under the Revolving Facility and other than any claims arising out of any act or omission on the part of the Borrower or any of its Related Parties.  For the avoidance of doubt, this Section 9.03(b) shall not apply to Taxes, other than any Taxes that represent losses, claims, damages, liabilities, etc. arising from any non-Tax claim.  “Related Indemnified Person” of an Indemnitee means (1) any controlling Person or controlled Affiliate of such Indemnitee, (2) the respective directors, officers or employees of such Indemnitee and (3) the respective agents of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of, or at the express instructions of, such Indemnitee.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or an Issuing Bank under paragraph (a) or (b) of this Section but without affecting the Borrower’s obligations thereunder, each Lender severally agrees to pay to the Administrative Agent or the applicable Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank, as the case may be, in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures and unused Commitments at the time such indemnity or reimbursement is sought; provided that for purposes of indemnifying an Issuing Bank hereunder a Lender’s “pro rata share” will be based on the proportionate amount of the aggregate Revolving Exposure.  The obligations of the Lenders under this paragraph (c) are subject to the second sentence of Section 2.02 (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d)           To the fullest extent permitted by applicable law, each Loan Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.  The Borrower shall not, except as a result of the Loan Parties’ indemnification obligations set forth above, and nor shall any of its Related Parties have any responsibility or liability for special, indirect, consequential or punitive damages.

(e)           All amounts due under this Section shall be payable not later than 30 days (or, if an Event of Default has occurred and is continuing, ten Business Days) after written demand therefor or, if later, by the due date specified in any invoice relating thereto.

Section 9.04          Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (d) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in paragraphs (b)(ii) and (c)(iii) below, any Lender may assign to one or more assignees (other than a natural person, Disqualified Lender or Defaulting Lender, the Borrower or any of its Affiliates) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Revolving Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h), (i) or (j) has occurred and is continuing; provided, further, that the Borrower shall be deemed to have consented to an assignment if the Borrower does not object within ten Business Days of receipt of a request therefor, (B) the Administrative Agent, not to be unreasonably withheld or delayed, and (C) each Issuing Bank, and the Swing Line Lender, not to be unreasonably withheld or delayed.

(ii)           Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Revolving Loans, the amount of the Revolving Commitment or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h), (i) or (j) has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in its capacity as a Revolving Lender, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in an amount of $3,500 (it being understood that the Administrative Agent may elect, in its sole discretion, to waive such processing and recordation fee for any assignment); provided that assignments made pursuant to Section 2.17(b) or Section 9.02(b) shall not require the signature of the assigning Lender to become effective, and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required by Section 2.15(e).

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (b)(i) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitment of, and principal amount of the Loans and LC Disbursements and interest thereon owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Promptly upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.15(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)          The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(d)           (i) Any Lender may, with the consent of the Borrower (unless an Event of Default under Section 7.01(a), (b), (h), (i) or (j) has occurred and is continuing), sell participations to one or more banks or other entities, other than a natural person, Disqualified Lender, Defaulting Lender or the Borrower or any of its Affiliates (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement in its capacity as a Revolving Lender (including all or a portion of its Revolving Commitment and the Revolving Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (d)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15, subject to the requirements and limitations therein (provided that such Participant shall be subject to Section 2.16(c) as though it were a Lender and shall provide documentation required under Section 2.15(e) solely to the participating Lender), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant shall be subject to Section 2.16(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Revolving Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Revolving Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.13 or Section 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from any change in any Requirement of Law after such Participant acquired the applicable participation.

(e)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            [Reserved].

(g)           Notwithstanding anything to the contrary contained herein, if at any time any Issuing Bank assigns all of its Revolving Commitments and Revolving Loans pursuant to Section 9.04(b), such Issuing Bank may, upon 30 days’ written notice to the Borrower and the Lenders, resign as Issuing Bank.  In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the resigning Person as Issuing Bank.  If any Issuing Bank resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LC Exposures with respect thereto.  Upon the appointment of a successor Issuing Bank, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and (ii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retrieving Person to effectively assume the obligations of the resigning Person with respect to such Letters of Credit.

(h)           The list of Disqualified Lenders shall be made available to any Lender upon request to the Administrative Agent, subject to customary confidentiality requirements.  The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions in this Agreement relating to Disqualified Lenders.  Without limiting the generality of the foregoing, the Administrative Agent shall not (a) be obligated to ascertain, monitor or inquire as to whether any Revolving Lender or Participant or prospective Revolving Lender or Participant is a Disqualified Lender or (b) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

Section 9.05          Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Banks or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid (other than contingent amounts not yet due) or any Letter of Credit is outstanding or has not been cash collateralized on terms reasonably acceptable to the Administrative Agent and the applicable Issuing Bank and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06          Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07          Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08          Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured or are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness.  The applicable Lender or Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section 9.08.  The rights of each Lender, Issuing Bank and their respective Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank and their respective Affiliates may have.

Section 9.09          Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in any Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against any Loan Party or its property in the courts of any jurisdiction.

(c)           Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in Section 9.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11          Collateral and Guaranty Matters.  Each Lender (including in its capacity as a counterparty to a Secured Hedge Agreement or Treasury Services Agreement) and each other Secured Party by its acceptance of the Collateral Documents irrevocably agrees:

(a)           that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements and Treasury Services Agreements not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable) and the expiration or termination or Cash Collateralization of all Letters of Credit (or if such Letters of Credit have been backstopped by letters of credit reasonably satisfactory to the applicable Issuing Banks or deemed reissued under another agreement reasonably satisfactory to the applicable Issuing Banks, in which case, such Letters of Credit shall cease to be outstanding for purposes of this Agreement), (ii) at the time the property subject to such Lien is sold, transferred or otherwise disposed of as part of or in connection with any transaction permitted hereunder or under any other Loan Document to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents, (iii) subject to Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) to the extent such asset constitutes an Excluded Asset, (v) upon a

Collateral/Guarantee Release Event or (vi) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (b) below;

(b)           that any Guarantor shall be automatically released from its obligations under the Guaranty (i) upon a Collateral/Guarantee Release Event and (ii) if such Person ceases to be a Restricted Subsidiary or (subject to the proviso in the definition of “Excluded Subsidiaries”) becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; and

(c)           the Collateral Agent may, without any further consent of any Lender, enter into any Intercreditor Agreement contemplated hereunder.

In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will promptly upon the request of the Borrower (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11 (and the Administrative Agent and the Collateral Agent may rely conclusively on a certificate of a Responsible Officer of the Borrower to that effect provided to it by any Loan Party upon its reasonable request without further inquiry).  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.  For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Section 9.11 shall require the consent of any holder of obligations under Secured Hedge Agreements or any Treasury Services Agreements.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and Collateral Agent in accordance with Section 7.01 for the benefit of all the Lenders and the other Secured Parties.

Section 9.12          Collateral/Guarantee Release Event.  Notwithstanding anything to the contrary in this Agreement, if on any date (i) the Borrower has an Investment Grade Rating from both Moody’s and S&P, (ii) either no Indebtedness under Section 6.01(s) is outstanding that is secured by Liens on the Collateral or such Liens will be substantially concurrently released and (iii)  no Event of Default has occurred and is continuing (a “Collateral/Guarantee Release Event”), the Liens on the Collateral securing the Obligations and the Guaranty of the Guarantors shall each be released automatically without any further action.  If, at any time after a Collateral/Guarantee Release Event, the Borrower shall no longer have an Investment Grade Rating from both Moody’s and S&P, such Liens and Guaranty shall automatically be reinstated without any further action and the Borrower shall execute any documents reasonably required by the Administrative Agent to evidence the foregoing and take all actions to perfect such Liens promptly, and in any event within 60 days thereof (or such later date approved by the Administrative Agent in its reasonable discretion).

Section 9.13          Confidentiality.  Each of the Administrative Agent, the Lenders, and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below) and neither use nor disclose such Information, except that Information may be used by such Person in evaluating the credit worthiness of the Borrower or in providing financial services to Borrower or any of its Subsidiaries and may be disclosed, subject to the last paragraph of this Section and limitations set forth in this Agreement relating to Public Lenders, (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or demanded by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Borrower will be promptly notified (to the extent reasonably practicable and permitted by applicable law)), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially consistent with or more restrictive than those of this Section, to (i) any permitted assignee of or permitted Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 9.04(e) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its Obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower or any of its Related Parties, which source is not known to such Administrative Agent, Lender, Issuing Bank or Affiliate thereof to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Borrower or any of its Subsidiaries.

For purposes of this Section 9.13, “Information” means all information received from or on behalf of the Borrower or any Subsidiary thereof relating to the Borrower or any Affiliate thereof or their respective businesses, other than any such information that is (i) available to the Administrative Agent, any Lender or Issuing Bank on a non-confidential basis prior to disclosure by or on behalf of the Borrower or any Subsidiary thereof, which source is not known to such Administrative Agent, Lender, Issuing Bank or Affiliate thereof to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Borrower or any of its Subsidiaries or (ii) clearly marked “non-confidential.” Any Person required to maintain the confidentiality of Information as provided in this Section 9.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders, Issuing Banks, the Arrangers and the Joint Bookrunning Managers acknowledges that (a) the Information may include material non-public information concerning the Borrower, its Affiliates or any of their respective securities, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

Notwithstanding anything to the contrary set forth in this Agreement, no disclosure of Information shall be made to any Disqualified Lender pursuant to clause (f)(i) of the third preceding paragraph.

Section 9.14          Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement,

together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursement or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.15          USA Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), and the requirements of the Beneficial Ownership Regulation as amended (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.  The Borrower shall, promptly following a written request by the Administrative Agent or any Lender through the Administrative Agent, provide all documentation and other information that the Administrative Agent or such Lender requires pursuant to applicable law or reasonably requests, in any such case, in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Section 9.16          No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that:  (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers (which term for purposes of this Section 9.16 shall include the Joint Bookrunning Managers, Syndication Agent and Documentation Agents) and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates; (iii) none of the Administrative Agent, the Arrangers or the Lenders have assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Arrangers or the Lenders have advised or are currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, each Arranger, each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, each Arranger and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.17          Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 9.18          Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments, modifications or other Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 9.19          Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 9.20          Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.21          Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments or this Agreement,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party that none of the Administrative Agent, any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.22        Recognition of the U.S. Special Resolution Regimes.

(a)           In the event that any Lender that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Lender of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)           In the event that any Lender that is a Covered Entity or a BHC Act Affiliate of such Lender becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Lender are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section 9.22:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i)            A “covered entity” as that term is defined in, and interpreted in accordance with 12 C.F.R. § 252.82(b);

(ii)           A “covered bank” as that term is defined in, and interpreted in accordance with 12 C.F.R. § 47.3(b); or

(iii)          A “covered FSI” as that term is defined in, and interpreted in accordance with 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

ARTICLE X.
GUARANTY

Section 10.01       The Guaranty.  Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not merely as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other debtor relief laws) on the Loans made by the Lenders to the Borrower, and all other Obligations (other than with respect to any Guarantor, Excluded Swap Obligations of such Guarantor) from time to time owing to the Secured Parties by the Borrower or any of its Subsidiaries under any Loan Document or any Secured Hedge Agreement or any Treasury Services Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”) . The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 10.02       Obligations Unconditional.  The obligations of the Guarantors under Section 10.01 shall constitute a guarantee of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Secured Hedge Agreements, the Treasury Services Agreements or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)            at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)           any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)          the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted under this Agreement any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)          any Lien or security interest granted to, or in favor of, an Issuing Bank or any Lender or Agent Party as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v)           the release of any other Guarantor pursuant to Section 10.10.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement, the Secured Hedge Agreements, the Treasury Services Agreements or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Guarantors waive, to the extent permitted by law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty.  This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 10.03       Reinstatement.  The obligations of the Guarantors under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization or otherwise.

Section 10.04       Subrogation.  Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than (x) obligations under Secured Hedge Agreements and Treasury Services Agreements not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of the Commitments of the Lenders under this Agreement, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 10.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 10.05       Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Section 7.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 7.01) for purposes of Section 10.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 10.01.

Section 10.06       Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Article X constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent Party, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 10.07       Continuing Guaranty.  The guarantee in this Article X is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 10.08       General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 10.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 10.11) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 10.09       Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that none of any Agent Party, any Issuing Bank or any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

Section 10.10       Release of Guarantors.  If, in compliance with the terms and provisions of the Loan Documents, any Guarantor ceases to be a Restricted Subsidiary or (subject to the proviso in the definition of “Excluded Subsidiaries”)  becomes an Excluded Subsidiary, such Guarantor shall, upon the consummation of such transaction resulting in such Subsidiary ceasing to be a Restricted Subsidiary or (subject to the proviso in the definition of “Excluded Subsidiaries”)  becoming an Excluded Subsidiary, as applicable, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document shall be automatically released, and, so long as the Borrower shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request, the Administrative Agent and the Collateral Agent shall, at such Guarantor’s expense, take such actions as are necessary to effect each release described in this Section 10.10 in accordance with the relevant provisions of the Collateral Documents.

When all Commitments hereunder have terminated, and all Loans or other Obligations (other than obligations under Treasury Services Agreements or Secured Hedge Agreements) hereunder which are accrued and payable have been paid or satisfied, and no Letter of Credit remains outstanding (except any Letter of Credit which has been Cash Collateralized or for which a backstop letter of credit reasonably satisfactory to the applicable Issuing Bank has been put in place), this Agreement, the other Loan Documents and the guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement or the other Loan Documents.  The Collateral Agent shall, at each Guarantor’s expense, take such actions as are necessary to release any Collateral owned by such Guarantor in accordance with the relevant provisions of the Collateral Documents.

Section 10.11       Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 10.04.  The provisions of this Section 10.11 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Issuing Bank, the Swing Line Lender and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Issuing Bank, the Swing Line Lender and the Lenders for the full amount guaranteed by such Guarantor hereunder.

Section 10.12       Cross-Guaranty.  Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Guarantor as may be needed by such Specified Guarantor from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of any Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.12 for up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 10.12 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.12 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full and all Commitments have been terminated. Each Qualified ECP Guarantor intends that this Section 10.12 constitute, and this Section 10.12 shall be deemed to constitute, an agreement for the benefit of each Specified Guarantor for all purposes of the Commodity Exchange Act.

[the remainder of this page has been left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TRADEWEB MARKETS LLC

By:	/s/ Douglas Friedman
	Name:	Douglas Friedman
	Title:	General Counsel and Assistant Secretary

BNX LLC
By:	/s/ Douglas Friedman
	Name:	Douglas Friedman
	Title:	General Counsel and Assistant Secretary

BONDDESK GROUP LLC
By:	/s/ Douglas Friedman
	Name:	Douglas Friedman
	Title:	General Counsel and Assistant Secretary

MUNIGROUP.COM, LLC
By:	/s/ Douglas Friedman
	Name:	Douglas Friedman
	Title:	General Counsel and Assistant Secretary

TECH HACKERS LLC
By:	/s/ Douglas Friedman
	Name:	Douglas Friedman
	Title:	General Counsel and Assistant Secretary

TRADEWEB GLOBAL HOLDING LLC
By:	/s/ Douglas Friedman
	Name:	Douglas Friedman
	Title:	General Counsel and Assistant Secretary

TRADEWEB GLOBAL LLC
By:	/s/ Douglas Friedman
	Name:	Douglas Friedman
	Title:	General Counsel and Assistant Secretary

TRADEWEB IDB MARKETS, INC.
By:	/s/ Douglas Friedman
	Name:	Douglas Friedman
	Title:	General Counsel and Assistant Secretary

TRADEWEB MARKETS INTERNATIONAL LLC
By:	/s/ Scott Zucker
	Name:	Scott Zucker
	Title:	Secretary

CITIBANK, N.A., as Administrative Agent and Collateral Agent

By	/s/ Caesar Wyszomirski
Name:	Caesar Wyszomirski
Title:	Vice President

CITIBANK, N.A., as Lender, Issuing Bank and Swing Line Lender

By:	/s/ Caesar Wyszomirski
Name: Caesar Wyszomirski
Title: Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Michael E. Murray
Name: Michael E. Murray
Title: Managing Director

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Sherman M. Wong
Name: Sherman M. Wong
Title: Director

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Judith E. Smith
Name: Judith E. Smith
Title: Authorized Signatory

By:	/s/ Brady Bingham
Name: Brady Bingham
Title: Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Robert Khan
Name: Robert Khan
Title: Associate Director

By:	/s/ Nima Gandhi
Name: Nima Gandhi
Title: Associate Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ James Mastroianna
Name: James Mastroianna
Title: Director

Schedule 1.01

Consolidated EBITDA

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

Schedule2.01

Lender Commitments

Lender	Revolving Commitment
Citibank, N.A.	$95,000,000.00
JPMorgan Chase Bank, N.A.	$95,000,000.00
Morgan Stanley Bank, N.A.	$95,000,000.00
Goldman Sachs Bank USA	$95,000,000.00
Bank of America, N.A.	$25,000,000.00
Barclays Bank PLC	$25,000,000.00
Credit Suisse AG, Cayman Islands Branch	$25,000,000.00
Deutsche Bank AG New York Branch	$15,000,000.00
UBS AG, Stamford Branch	$15,000,000.00
Wells Fargo Bank, National Association	$15,000,000.00
Total	$500,000,000.00

Schedule 3.06

Disclosed Matters

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

Schedule 5.13

Post-Closing Covenants

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

Schedule 6.01(b)

Indebtedness Outstanding on the Closing Date

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

Schedule 6.02

Existing Liens

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

Schedule 6.04

Existing Investments

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

Schedule 9.01

Administrative Agent’s Office

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ASSUMPTION

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

EXHIBIT B

[FORM OF]

BORROWING REQUEST

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

EXHIBIT C-1

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

EXHIBIT C-2

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

EXHIBIT C-3

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

EXHIBIT C-4

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

EXHIBIT D

[FORM OF]

COMPLIANCE CERTIFICATE

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

EXHIBIT E

[FORM OF]

PERFECTION CERTIFICATE

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

EXHIBIT F

[FORM OF]

INTERCOMPANY NOTE

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

EXHIBIT G

[FORM OF]

SECURITY AGREEMENT

[Filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q filed on May 20, 2019]

EXHIBIT H-1

INTERCREDITOR AGREEMENT (FIRST LIEN PARI PASSU DEBT) TERM SHEET

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

EXHIBIT H-2

INTERCREDITOR AGREEMENT (JUNIOR LIEN DEBT) TERM SHEET

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

EXHIBIT I

[FORM OF]

LETTER OF CREDIT APPLICATION

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]